Exhibit 10.1

*** Certain information in this document has been excluded pursuant to Regulation S-K, item 601(b)(10).

Such excluded information is not material and is information that the company treats as private or confidential. Such omitted information is indicated by brackets “[***]”) in this exhibit. ***

ASSET ACQUISITION AGREEMENT

AND

PLAN OF REORGANIZATION

BY AND AMONG

TRUMP MEDIA & TECHNOLOGY GROUP CORP.,

WORLDCONNECT TECHNOLOGIES, L.L.C.

AND

THE MEMBERS OF WORLDCONNECT TECHNOLOGIES, L.L.C.

DATED AS OF July 3, 2024

i

4.14	Employees	30
4.15	Tax Matters	31
4.16	Brokerage	33
4.17	Affiliate Transactions	33
4.18	Insurance	34
4.19	Environmental Matters	34
4.20	Anti-Bribery and Corruption; Anti-Money Laundering and Sanctions Laws	34
4.21	Government Benefits	35
4.22	Investment Representation	35

ARTICLE 5

REPRESENTATIONS AND WARRANTIES REGARDING PURCHASER

5.1	Organization and Power; Ownership of Purchaser; No Prior Activities	36
5.2	Authorization	36
5.3	Absence of Conflicts	36
5.4	Brokerage	37
5.5	Purchaser Common Stock	37

ARTICLE 6

ADDITIONAL COVENANTS AND AGREEMENTS

6.1	Mutual Assistance	37
6.2	Press Release and Announcements; Confidentiality	37
6.3	Expenses	38
6.4	Tax Matters	38
6.5	Payment of Excluded Liabilities	39
6.6	Managed Sales	39

ARTICLE 7

INDEMNIFICATION

7.1	Survival	40
7.2	Agreement to Indemnify	41
7.3	Limitations	42
7.4	Indemnification Procedures	43
7.5	Losses	46
7.6	No Circular Recovery	47

ARTICLE 8

MISCELLANEOUS

8.1	Amendment and Waiver	47

8.2	Notices	47
8.3	Assignment	48
8.4	Severability	48
8.5	No Strict Construction	48
8.6	Captions	49
8.7	No Third-Party Beneficiaries	49
8.8	Complete Agreement	49
8.9	Counterparts	49
8.10	Governing Law and Jurisdiction	49
8.11	Waiver of Jury Trial	50

LIST OF EXHIBITS

Exhibits
Exhibit A	Form of Underlying Agreements
Exhibit B	Form of Registration Rights Agreement
Exhibit C	Form of Managed Sales Agreement

ASSET ACQUISITION AGREEMENT

AND

PLAN OF REORGANIZATION

THIS ASSET ACQUISITION AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made and entered into as of July 3, 2024, by and among Trump Media & Technology Group Corp., a Delaware corporation (“Purchaser”), WorldConnect Technologies, L.L.C., a [***] limited liability company (“Company”),WorldConnect IPTV Solutions, LLC, a [***] limited liability company (“Solutions”), JedTec, L.L.C., a [***] limited liability company (“JedTec”) (Solutions and Jedtec, the “Members” and, together with the Company, the “Sellers”). Capitalized terms used in this Agreement and not otherwise defined herein shall have the respective meanings given to such terms in Article 1.

RECITALS

WHEREAS, the Company wishes to sell and assign to Purchaser, and Purchaser wishes to purchase and assume from the Company, substantially all the assets, and certain specified liabilities, of the Company, subject to the terms and conditions set forth herein;

WHEREAS, the parties intend the transactions contemplated by this Agreement to (i) qualify as an assets-for-stock exchange under Section 368(a)(1)(C) of the Internal Revenue Code and this Agreement is intended to be, and is adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and (ii) comply with Revenue Procedure 84-42 of the Internal Revenue Service.

WHEREAS, the Company is a party to that certain Option Agreement, dated as of February 5, 2024, by and among Perception Group Inc. (“Perception Group”), Perception TVCDN Ltd. (“Perception TV”), FORA, Forum RAcunalnistva, d.o.o. (“FORA” and collectively with Perception Group and Perception TV, “Perception”), and the Company (the “Option Agreement”).

WHEREAS, as a condition and material inducement to the willingness of Purchaser to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the Company has exercised the option to acquire a copy of the Source Code (as defined in the Option Agreement) and has entered into the Source Code Purchase Agreement and the Support and Maintenance Agreement (as defined in the Option Agreement) in substantially the forms attached hereto as Exhibit A (collectively, the “Underlying Agreements”), in each case, to become effective and to be assumed by Purchaser upon the Closing (as defined below); and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby, and also to prescribe various conditions to the transactions contemplated hereby, as set forth in, and subject to the provisions of, this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article 1

DEFINITIONS

1.1           Definitions. As used in this Agreement, the following terms have the meanings set forth below.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person. The term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “controlled”, “controlling”, and “under common control with” have meanings correlative thereto.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or analogous combined, consolidated or unitary group defined under state, local or foreign Tax law).

“Aggregate Initial Consideration” means 2,600,000 shares of Purchaser Common Stock.

“Anti-Bribery Law” means (i) the U.S. Foreign Corrupt Practices Act of 1977, (ii) the U.K. Bribery Act, and (iii) any other applicable anti-bribery or anti-corruption laws of all jurisdictions where the Company’s business is conducted, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority.

“Anti-Money Laundering Law” means any law relating to customer identification, anti-money laundering or preventing the financing of terrorism and other forms of illegal activity, including, but not limited to, (i) the U.S. Currency and Foreign Transactions Reporting Act of 1970, as amended, and the Bank Secrecy Act (31 U.S.C. §5311 et seq.; 12 U.S.C. §§1818(s) 1829(b), 1951-1959), as amended by The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001 and 18 U.S.C. §§ 1956, 1957 and 1960, and the rules and regulated administrated by the Financial Crimes Enforcement Network thereunder, as amended, (ii) the applicable money laundering laws of all jurisdictions where the Company’s business is conducted, and the rules and regulations under the foregoing and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required by law to remain closed in Philadelphia, Pennsylvania, San Francisco, California or New York, New York.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.

“Cash” means, with respect to the Company, all cash (but not including any restricted cash such as security deposits with landlords or cash deposited as collateral for letters of credit), cash equivalents and marketable securities held by the Company, net of any bank overdrafts as adjusted for any deposits in transit, any outstanding checks and other proper reconciling items, all as calculated in accordance with GAAP as of 11:59 p.m. (Eastern time) on the day immediately prior to the Closing Date.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Data” means (i) all non-public information about the business or activities of the Company that is proprietary and confidential, which shall include all non-public business, financial, technical and other information that is a trade secret of the Company and (ii) all Personal Data Processed by or on behalf of the Company.

“Company Taxes” means any Taxes (i)  imposed on or with respect to the Company or its assets or operations for any taxable period (or portion of any taxable period) ending on or before the Closing Date including (but not limited to) as a result of the Transactions, (ii) imposed in connection with the transactions contemplated hereby (including any Transfer Taxes), (iii) imposed on the Company as a result of being a member of any Affiliated Group on or before the Closing Date pursuant to Treasury Regulation Section 1.1502-6 or any similar state, local, or foreign law, or (iv) of any Person for which the Company becomes liable as a transferee or successor, by contract (including any Tax sharing, Tax indemnity, or Tax allocation agreement or any other express or implied agreement to indemnify any other Person for Taxes), pursuant to any law, or otherwise, to the extent such Taxes relate to an event or transaction occurring on or before the Closing Date.

“Consideration Shares” means the Aggregate Initial Consideration and the Deferred Consideration Amount.

“Deferred Consideration Amount” means 2,500,000 shares of Purchaser Common Stock to be issued pursuant to Section 2.6.

“Dollars” or “$”, when used in this Agreement or any other agreement or document contemplated hereby, means United States dollars unless otherwise stated.

“Employment Agreements” means an agreement of employment between Purchaser and each of [***], providing for such person’s employment by Purchaser following the Closing.

“Environmental Laws” means all applicable federal, state, local and foreign statutes, regulations, and legally binding judicial and administrative orders and determinations concerning pollution or protection of the environment, as the foregoing are enacted and in effect, on the Closing Date.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“Fundamental Representations” means, collectively, the representations and warranties contained in Sections 4.1 (Organization and Power), 4.2 (Authorization), 4.3 (Capitalization), 4.4 (Absence of Conflicts), 4.8 (Title to Tangible Assets), 4.10 (Intellectual Property; Privacy and Data Security), 4.13 (Compliance with Laws), 4.15 (Tax Matters), 4.16 (Brokerage), and 4.17 (Affiliate Transactions).

“Fraud” means common law fraud under Florida law.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Authority” means any government, governmental agency, department, bureau, office, commission, authority, or instrumentality, court of competent jurisdiction or arbitration tribunal, in each case whether foreign, federal, national, state or local, or any other similar body or organization exercising governmental or quasi-governmental power or authority.

“Governmental Licenses” means all permits, licenses, franchises, registrations, certificates, approvals, consents, exemptions and other authorizations obtained from any Governmental Authority, including those listed on Section 4.11 of the Disclosure Schedules.

“Income Tax” means any Tax (i) imposed on, or with reference to, net income or gross receipts, or (ii) imposed on, or with reference to, multiple bases including net income or gross receipts.

“Indebtedness” means, with respect to any Person at any point in time, without duplication, all obligations (including in respect of principal, accrued interest, penalties, fees, premiums, breakage and other exit costs, as applicable) of such Person: (i) for borrowed money; (ii) for any trade payables, accounts payable and any other current liabilities, in each case, which are more than sixty (60) days outstanding as of the Closing Date, (iii) any lines of credit, credit cards and other credit accounts; (iv) in respect of bankers’ acceptances and letters of credit, to the extent drawn; (v) evidenced by notes, bonds, debentures or similar debt instruments; (vi) under derivative financial instruments; (vii) in respect of any deferred purchase price of goods or services (including “earn-out” arrangements); (viii) in respect of amounts outstanding under leases required to be capitalized in accordance with GAAP; (ix) any “applicable employment taxes” (as defined in Section 2302 of the CARES Act) unpaid as of the Closing Date that would have been due on or before the Closing Date but for Section 2302(a)(1) of the CARES Act; and (x) in the nature of guarantees of, or assurances to a creditor against, a loss with respect to the obligations described in clauses (i) through (ix) above of any other Person.

“Intellectual Property” means all worldwide: (i) patents and patent applications; (ii) trademarks, service marks, logos, slogans, design rights, trade names and trade dress, whether or not registered, and all registrations and applications for any of the foregoing, together with all goodwill associated therewith; (iii) internet domain names and social media handles/account names; (iv) copyrights and all works of authorship (whether or not copyrightable), whether registered or unregistered; (v) rights in inventions, whether or not patentable; (vi) trade secrets, know-how, data, databases or other collection or compilations of information, works or other materials and algorithms; (vii) Software; (viii) rights of privacy and publicity and other similar rights to use the names, images, and likenesses of individuals for commercial purposes; and (ix) all rights of any kind or nature in any of the foregoing, and all other intellectual property rights.

“Intellectual Property Agreement” means an agreement containing a license, sublicense, covenant or assignment of Intellectual Property or Intellectual Property Ancillary Rights.

“Intellectual Property Ancillary Rights” means all rights to sue or recover and retain damages, costs and attorneys’ fees for past, present and future infringement or misappropriation of Intellectual Property.

“International Trade Laws” means any applicable (i) Sanctions; (ii) U.S. export control laws (including, without limitation, the International Traffic in Arms Regulations (22 CFR §§ 120-130, as amended), the Export Administration Regulations (15 CFR §§ 730-774, as amended) and any regulation, order, or directive promulgated, issued or enforced pursuant to such laws); (iii) laws pertaining to imports and customs, including those administered by the Bureau of Customs and Border Protection in the United States Department of Homeland Security (and any successor thereof) and any regulation, order, or directive promulgated, issued or enforced pursuant to such laws; (iv) the anti-boycott laws administered by the U.S. Department of Commerce and the U.S. Department of the Treasury; and (v) export, import and customs laws of other countries in which the Company has conducted and/or currently conducts business.

“IT Systems” means all hardware, servers, data communication equipment, Software, information technology systems and computer networks (including third party provided systems and services) that are owned or used by the Company in connection with the operation of the Company’s business.

“Knowledge” means (i) in the case of Purchaser, the actual knowledge of the chief executive officer, chief financial officer and chief operating officer (or persons serving in similar capacities) of Purchaser, in each case after reasonable inquiry of their direct reports, and (ii) in the case of the Sellers, the actual knowledge of each of [***], or the knowledge such Person would reasonably be deemed to have given such Person’s position with, and responsibilities to, the Sellers.

“law” means any foreign, federal, state or local law, statute, ruling, constitution, treaty, regulation, judgment, ordinance, rule, order or decree of any Governmental Authority, as enacted, promulgated, implemented, or in effect.

“Leased Real Property” means all of the right, title and interest of the Company under all written leases, subleases, licenses, concessions and other agreements, pursuant to which the Company holds a leasehold or sub-leasehold estate in, or is granted the right to use or occupy, any land, buildings, improvements, fixtures or other interest in real property.

“Liabilities” means any liabilities, debts, claims or obligations of any nature, whether known, unknown, accrued, absolute, direct or indirect, contingent, determined, determinable or otherwise, whether due or to become due.

“Liens” means any mortgage, pledge, security interest, encumbrance, lien, easement, charge, restriction, title defect or other encumbrance of any kind.

“Losses” means any and all Liabilities, losses, damages, judgments, awards, settlements, royalties, diminution in value, lost profits, interest, penalties, fines, Taxes, demands, Proceedings, claims, deficiencies, costs and expenses of any kind (including reasonable fees and expenses of attorneys, accountants and other experts paid in connection with the investigation or defense of any of the foregoing or any Proceeding relating to any of the foregoing).

“Material Adverse Effect” means any event, circumstance, development, change, occurrence or effect that, individually or in the aggregate, has or would reasonably be expected to have, a material and adverse effect upon (i) the assets, liabilities, condition (financial or otherwise), business, operations or results of the Company, or (ii) the ability of the Company to consummate the transactions contemplated by this Agreement.

“OFAC” means the Office of Foreign Asset Control of the United States Department of the Treasury.

“Official” means any official, employee or representative of, or any other Person acting in an official capacity for or on behalf of, any (i) Governmental Authority, including any entity owned or controlled thereby, (ii) political party, party official or political candidate or (iii) public international organization.

“Owned Intellectual Property” means all Intellectual Property owned, or purported to be owned by the Company.

“Ownership Interests” means, with respect to any entity, any of the following: (i) any shares of capital stock or any other securities or equity or ownership interests of such entity; or (ii) any options or warrants or purchase, subscription, conversion or exchange rights, or securities convertible into or exchangeable for, or other contracts or commitments that could require any Person to issue, sell or otherwise cause to become outstanding, any shares of capital stock or any other securities or equity or ownership interests of such entity.

“Perception Software and Network” means an updated version of Purchaser’s Truth Social web and mobile application with streaming enabled using Intellectual Property obtained from Perception.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, other entity of any kind or Governmental Authority.

“Personal Data” means a natural person’s name, image, voice or likeness, street address, telephone number, email address, photograph, social security number, driver’s license number, passport number, customer or account number, political opinions, religious beliefs or any other piece of information that identifies or locates a natural person or that, in combination with any other reasonably available data, can be used to identify or locate a natural person or household.

“Privacy and Information Security Requirements” means (i) all laws relating to the Processing of Personal Data, including the European Union General Data Protection Regulation 2016/679 (“GDPR”) and all other laws supplementing, amending or replacing the GDPR, the Gramm-Leach-Bliley Act, 113 Stat. 1338 (as amended), and the Federal Trade Commission Act, 15 U.S.C. §§ 41-58 (as amended).

“Privacy Notices” means any written notices or policies of the Company in respect of the Company’s Processing of Personal Data or privacy practices.

“Proceeding” means any suit, action, cause of action, litigation, hearing, inquiry, examination, demand, proceeding, controversy, complaint, appeal, notice of violation, citation, summons, subpoena, arbitration, mediation, dispute, claim, allegation, investigation or audit of any nature whether civil, criminal, quasi criminal, indictment, administrative, regulatory or otherwise and whether at law or in equity.

“Process” (or “Processing” or “Processes” or “Processed”) means the collection, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Purchaser Common Stock” means the common stock, par value $0.0001, of Purchaser.

“Sanctioned Person” means any person, organization or vessel (i) designated on any Sanctions-related list maintained by the U.S. Department of State; the U.S. Department of Commerce, including the Bureau of Industry and Security’s Entity List and Denied Persons List; or the U.S. Department of the Treasury, including the list of Specially Designated Nationals and Blocked Persons maintained by the Office of Foreign Assets Control, the Sectoral Sanctions Identifications List, and the Foreign Sanctions Evaders List; or on any list of targeted persons issued under the Sanctions of any other country, (ii) that is, or is part of, a government of a Sanctioned Territory, (iii) owned or controlled by, or acting on behalf of, any of the foregoing, (iv) located, organized or resident in a Sanctioned Territory, or (v) otherwise targeted under any Sanctions.

“Sanctioned Territory” means any country or other territory subject to a general export, import, financial or investment embargo under Sanctions, which countries and territories, as of the date of this Agreement, include the Iran, Cuba, Syria, North Korea, the Crimea region of Ukraine, the so-called Donetsk and Luhansk People’s Republic regions of Ukraine, and the non-controlled regions of the oblasts of Zaporizhzhia and Kherson.

“Sanctions” means any law or regulation imposing sanctions, restrictions, or prohibitions on financial transactions or other business dealings that is administered or enforced by any Governmental Authority (including OFAC, the U.S. Department of Commerce, or the U.S. Department of State and including designation as a “specially designated national” or “blocked person”), the United Nations Security Council, or other relevant sanctions authority, including sanctions issued under the authority of the U.S. Trading with the Enemy Act, the U.S. International Emergency Economic Powers Act, the U.S. United Nations Participation Act, the Iran Sanctions Act, the Comprehensive Iran Sanctions Accountability and Divestment Act, the U.S. Syrian Accountability and Lebanese Sovereignty Restoration Act, the Iran Threat Reduction and Syria Human Rights Act of 2012, and the Iran Freedom and Counter-Proliferation Act of 2012, each as amended, and any Executive Orders issued in relation to the imposition of sanctions.

“Sanctions Law” means any law related to Sanctions.

“Software” means all computer software and firmware (in source code or object code), specifications, designs and documentation and materials related thereto.

“Tax” means (i) any foreign, federal, state or local income, gross receipts, franchise, estimated, alternative minimum, add-on minimum (including under Section 59A of the Code), net worth, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, escheat or unclaimed property (whether or not considered a Tax under applicable law),import or customs duties, ad valorem or employee or other substantially similar withholding tax, impost or levy or other tax, of any kind whatsoever imposed by any Governmental Authority, together with any interest, penalties or additions to tax or additional amounts in respect of the foregoing or due in connection with any failure to timely or properly file a Tax Return or a pay any Tax, in each case, whether disputed or not; (ii) liability for the payment of any amounts of the type described in clause (i) above of another Person arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto); and (iii) liability for the payment of any amounts of the type described in clause (i) above of another Person as a result of any transferee or secondary liability or any liability assumed by Contract, Law, or otherwise.

“Tax Return” means any return, statement, schedule, declaration, report, claim for refund, information return or other document (including any related or supporting schedule, statement or information and including any amendment thereof, and including all Forms 1099, FinCEN Form 114, Form TD F 90-22.1 and any predecessor or successor forms thereto) filed or required to be filed in connection with the determination, assessment or collection of any Tax of any party or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Taxing Authority” means any Governmental Authority having responsibility or authority for the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Transaction” means the transactions contemplated by this Agreement and the other Transaction Documents.

“Transaction Documents” means this Agreement, the Underlying Agreements, the Registration Rights Agreement, the Managed Sales Agreement, the Employment Agreements and all of the agreements documents, instruments and certificates contemplated by this Agreement or to be executed by any of the parties to this Agreement in connection with the consummation of the Transaction.

“Transaction Expenses” means, collectively, the amount of the unpaid fees, commissions, costs, charges or expenses that have been incurred or committed (whether or not yet invoiced) at or prior to the Closing (and assuming that any Transaction Expenses triggered by the Closing are included) on behalf of any Seller in connection with or incidental to (A) the preparation, negotiation and execution of this Agreement, (B) the consummation or performance of any of the transactions contemplated by this Agreement and the agreements contemplated hereby, and/or (C) the pursuit of any alternative transaction designed to provide material liquidity to the Sellers or their businesses, including, in respect of (A) through (C) above, (1) the fees, commissions, costs, charges and expenses of any broker, investment banker or financial advisor, any legal, accounting and consulting or other advisor fees and expenses, and (2) any stay, retention, sale or change of control payment made or required to be made to any current or former director, officer, employee, contractor, consultant or agent as a result of, or in connection with, this Agreement and the transactions contemplated hereby, and in each case the employer portion of any payroll Taxes attributable thereto.

Article 2

PURCHASE AND SALE

2.1	Purchased Assets and Excluded Assets.

(a)          Purchased Assets. On the terms and subject to the conditions set forth in this Agreement, upon the Closing, Purchaser shall purchase from the Company, and the Company shall sell, convey, assign, transfer and deliver to Purchaser, all of the Company’s right, title and interest in all properties, assets, rights and interests of any kind, whether tangible or intangible, real or personal, used or held for use by the Company (the “Purchased Assets”), free and clear of all Liens, including, without limitation, the following:

(i)            all notes and accounts receivable whether current or non-current, and the right to bill and receive payment for services performed but unbilled or unpaid as of 12:01 a.m. (Eastern Time) on the Closing Date;

(ii)           all Cash;

(iii)          all contracts, agreements, leases, assignments, licenses, instruments, commitments, obligations and understandings, in any case whether written or oral (“Contracts”) set forth on Schedule 2.1(a)(iii) with respect to the Company (the “Assumed Contracts”);

(iv)          all insurance policies, prepaid insurance premiums and insurance deposits, including without limitation the policies set forth on Section 4.18 of the Disclosure Schedules;

(v)           all prepayments and prepaid expenses, including without limitation those set forth on Schedule 2.1(a)(v).

(vi)          all Intellectual Property, together with all income, royalties, damages and payments due or payable as of the Closing or thereafter (including all Intellectual Property Ancillary Rights with respect thereto and any and all corresponding rights that, now or hereafter, may be secured throughout the world);

(vii)         all claims, refunds, credits, causes of action, rights of recovery and rights of set-off of any kind;

(viii)        all lists, records and other information pertaining to accounts, personnel and referral sources, all lists, records and other information pertaining to suppliers, customers and all drawings, reports, studies, and plans (including all business and marketing plans), in each case whether evidenced in writing, electronic data, Software, or otherwise;

(ix)          all advertising, marketing and promotional materials and all other printed or written materials;

(x)           all Governmental Licenses, to the extent assignable;

(xi)          all rights and interests in and to the Company’s bank accounts to the extent transferrable; and

(xii)         all goodwill as a going concern and all other intangible property.

(b)         Excluded Assets. The following properties, assets, rights and interests of the Company (collectively, the “Excluded Assets”) are expressly excluded from the purchase and sale contemplated hereby and as such are not included in the Purchased Assets:

(i)            all rights and interests of the Company under all Plans and related trust agreements, other than the insurance policies set forth on Section 4.18 of the Disclosure Schedules;

(ii)           the Company’s articles of incorporation, bylaws, articles of organization, limited liability company or operating agreement or comparable organizational documents, and all qualifications to conduct business as a foreign corporation or limited liability company, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock certificates, stock or membership interest ledger and transfer books and other documents relating to the organization, maintenance and existence of the Company as an entity, and any stockholders agreement, members agreement or similar agreement with respect to the voting or transfer of any equity interest of the Company, and all books, ledgers, files, and business and accounting records of every kind;

(iii)          all claims, causes of action, rights of recovery and rights of setoff with respect to the Excluded Assets and the Excluded Liabilities;

(iv)          all of the properties, assets, rights and interests, if any, listed on Schedule 2.1(b)(iv); and

(v)           any Contracts other than the Assumed Contracts.

2.2	Assumed Liabilities and Excluded Liabilities.

(a)          Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement, as additional consideration for the Purchased Assets, upon the Closing, Purchaser shall assume only the following Liabilities (collectively, the “Assumed Liabilities”): the Company’s obligations under the Assumed Contracts that were entered into in the ordinary course of business to the extent (and only to the extent) such Liabilities relate to periods beginning after the Closing Date and such Contracts are assigned to Purchaser in accordance herewith, excluding any Liability relating to or arising from any tort, violation of law or breach on or prior to the Closing Date, or any event, circumstance or condition first occurring or existing on or prior to the Closing Date that with notice, lapse of time or both would constitute or result in a tort, violation of law or breach by the Company of any of its obligations thereunder.

(b)         Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement and regardless of whether such Liability is disclosed in the Disclosure Schedules or otherwise, Purchaser shall not assume or in any way become liable for any Liabilities (other than the Assumed Liabilities) of the Company or relating to or arising out of the Company’s business and/or the Purchased Assets, and regardless of when or by whom asserted (collectively, the “Excluded Liabilities”), including but not limited to:

(i)            all obligations to fund checks written, or ACH or similar transactions authorized, that are outstanding on or before the Closing Date;

(ii)           all Company Taxes;

(iii)         all Indebtedness;

(iv)         all Transaction Expenses;

(v)          all Liabilities under or with respect to any Plan maintained or contributed to by any member of the controlled group of companies (as such term is defined in Section 414 of the Code) of which the Company is or was a member or with respect to which such controlled group member has any liability;

(vi)         all Liabilities relating to workers compensation, health care claims or other similar employee welfare claims which were filed on or before the Closing Date or relate to claims which arose due to occurrences or events on or before the Closing Date;

(vii)        all Liabilities (including, without limitation, severance or termination pay) relating to the Company’s termination of any employee;

(viii)       all Liabilities relating to or arising from any breach on or prior to the Closing Date, or any event, circumstance or condition first occurring or existing on or prior to the Closing Date that with notice, lapse of time or both would constitute or result in a breach, by the Company of any of its obligations under any Contract;

(ix)         all Liabilities with respect to any of the Excluded Assets (including, without limitation, under any Contracts related thereto (including any Excluded Contracts));

(x)          all Liabilities relating to or arising from any fraudulent conveyance or similar claims made by any third party or any claims made by the Company or any Affiliate of the Company relating to or arising from any payment made by Purchaser or any of its Affiliates to the Company or at the direction of the Company in accordance with the terms hereof;

(xi)         all Liabilities (including of Purchaser or any of its Affiliates) arising under any bulk transfer law or any common law doctrine of de facto merger or successor liability which is related to, the result of or arises out of the transactions contemplated hereby and which is not an express Assumed Liability;

(xii)        all other Liabilities related to or arising out of the operation of the Company’s business or the ownership of the Purchased Assets on or prior to the Closing Date which is not an expressed Assumed Liability, including, without limitation, all Liabilities relating to or arising under any Anti-Bribery Laws, Anti-Money Laundering Laws, Environmental Laws, International Trade Laws, Privacy and Information Security Requirements, or Sanctions Laws;

(xiii)       any accounts payable or accrued expenses (whether or not actually accrued and whether or not required to be accrued in accordance with GAAP);

(xiv)       any Liabilities set forth on Schedule 2.2(b)(xiv); and

(xv)         any equity interests in any subsidiaries of the Company listed on Schedule 4.3(c).

2.3         Closing Transactions. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on the date that is two (2) business days following the satisfaction or waiver in writing of the closing conditions set forth in Article 3, or such other date that the parties mutually agree to in writing. The date of the Closing is referred to herein as the “Closing Date.”

2.4         Purchase Price. The aggregate purchase price for the Purchased Assets (the “Purchase Price”) shall be (a) an amount equal to the Aggregate Initial Consideration delivered to Purchaser’s transfer agent (for the benefit of the Members and issued in the Members’ names in book-entry form), plus (b) the assumption of the Assumed Liabilities, plus (c) the Deferred Consideration delivered to Purchaser’s transfer agent (for the benefit of the Members) pursuant to Section 2.6. The issuance of any Consideration Shares shall be exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(a)(2) of the Securities Act.

2.5	[Reserved.]

2.6	Deferred Consideration.

(a)          In addition to the Aggregate Initial Consideration, the Members shall be entitled to receive, and Purchaser shall deliver to Purchaser’s transfer agent up to 2,500,000 shares of Purchaser Common Stock (for the benefit of the Members and issued in the Members’ names in book-entry form), which shares shall be delivered upon the satisfaction of the conditions set forth in this Section 2.6(a) (the “Milestones”) (the following additional payments, collectively, the “Deferred Consideration”):

(i)            upon the deployment of the Perception Software and Network at a second data center in the United States (with [***] NE being the first data center), 625,000 shares of Purchaser Common Stock;

(ii)           upon the deployment of the Perception Software and Network at a third data center in [***], 625,000 shares of Purchaser Common Stock;

(iii)          upon the deployment of the Perception Software and Network at a fourth data center in [***], 625,000 shares of Purchaser Common Stock;

(iv)          upon the deployment of the Perception Software and Network at a fifth data center in [***], 625,000 shares of Purchaser Common Stock;

(b)          In the event that, at any time following the Closing Date, any of the Milestones are satisfied and the Members are entitled to receive any portion of the Deferred Consideration (each, a “Deferred Payment”), Purchaser shall instruct Purchaser’s transfer agent to issue the applicable Deferred Payment to the Members. To the extent that Purchaser’s transfer agent issues any Deferred Payment as provided in this Section 2.6, such delivery shall be deemed to satisfy in full Purchaser’s obligations in respect of the delivery of such Deferred Payment.

(c)          Notwithstanding anything herein to the contrary, the Deferred Payments that may become due hereunder shall be subject to the following limitations:

(i)            in no event shall any Deferred Payment be payable with respect to the satisfaction of a Milestone be payable more than one time, regardless of the numbers of times the satisfaction of such Milestone occurs;

(ii)           in no event shall the Deferred Consideration to be delivered by Purchaser pursuant to Section 2.6(a) exceed 2,500,000 shares of Purchaser Common Stock in the aggregate; and

(iii)          in no event shall any Deferred Payment be payable after the date falling on the fifth (5th) anniversary of the Closing Date.

(d)         As and when the Deferred Consideration is released, it shall be delivered to the Members in the proportions set forth on Schedule 1.

2.7          Withholding; Purchase Price Adjustment. Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall be entitled to deduct and withhold from any payments made pursuant to this Agreement such amounts as Purchaser reasonably determines are required to be deducted and withheld with respect to the making of such payment under the Code or any applicable provision of state, local or non-United States Tax law.

2.8	Legends; Transfer Restrictions.

(a)          Legend. The Consideration Shares shall bear the following legend: THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS WHICH, IN THE OPINION OF COUNSEL, IS AVAILABLE.

(b)         Transfer Restrictions. The Consideration Shares may only be disposed of in compliance with state and federal securities laws as set forth in the transfer restrictions specified in the applicable legends and in accordance with the agreements entered in connection with this Agreement.

(c)            Legend Removal. A Holder may request that Purchaser remove, and Purchaser shall use its commercially reasonable efforts to cause the removal of the restrictive legends from (i) any Consideration Share being sold under an effective registration statement covering the resale thereof or pursuant to Rule 144 of the Securities and Exchange Commission (the “SEC”) (to the extent available at the time of sale of such Consideration Share (the “Unrestricted Condition”)). If a legend removal request is made pursuant to the foregoing, and subject to the Holder providing customary representations and other documentation, if any, as reasonably requested by Purchaser, its counsel or its transfer agent (the “Transfer Documents”), Purchaser will, no later than two (2) Trading Days following the delivery by a Holder to Purchaser or Purchaser’s transfer agent of a legended certificate representing such Consideration Share, deliver or cause to be delivered to such Holder an electronic statement from the transfer agent showing that the book-entry position is free from all applicable restrictive legends; provided, however, that, at the request of a Holder, any Consideration Share free from all restrictive legends shall be transmitted by Purchaser’s transfer agent to a Holder by crediting the account of such Holder’s prime broker with the Depository Trust Company (“DTC”) through DTC’s Deposit/Withdrawal at Custodian system, as directed by such Holder and subject to such Holder providing all Transfer Documents. Without limiting the obligations of a Holder pursuant to the foregoing, Purchaser shall use its commercially reasonable efforts to cause its counsel to deliver a legal opinion, if necessary, to its transfer agent under this Section 2.9(c) to the effect that the removal of such restrictive legends in such circumstances may be effected under the United States Securities Act of 1934, as amended (the “Securities Act”), in each case upon the receipt of customary representations and other documentation, if any, from the Holder as reasonably requested by Purchaser its counsel, or the transfer agent establishing that restrictive legends are no longer required. Any fees (with respect to Purchaser’s transfer agent or its counsel) associated with the issuance of any required opinion or the removal of such legend shall be borne by Purchaser. For the avoidance of doubt, Purchaser will not have any obligation to reimburse any Holder for any of such Holder’s expenses in connection with such removal process.

Article 3

CLOSING conditions

3.1           Purchaser Closing Deliverables. The obligations of each Seller to consummate the Transaction pursuant to this Agreement shall be subject to the satisfaction, on or before the Closing Date, of the following conditions or delivery of the following, as applicable (any of which may be waived by the applicable Seller, in whole or in part) At the Closing, Purchaser shall deliver or cause to be delivered each of the following documents and instruments, or issue or pay or cause to be issued or paid each of the following amounts, to the applicable Persons as set forth below:

(a)            The representations and warranties set forth in Section 5.1 and Section 5.2 shall be true, correct and complete in all respects at and as of the date hereof and as of the Closing Date, as if made at and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date). All other representations and warranties of Purchaser in Article 5 shall be true, correct and complete in all respects at and as of the date hereof and as of the Closing Date, as if made at and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date); provided, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct constitutes, without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, a Material Adverse Effect.

(b)          Purchaser shall have performed and complied with all agreements, obligations and covenants required to be performed by it or complied with under this Agreement and the other Transaction Documents on or as of the Closing Date.

(c)          The Sellers shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Purchaser, that each of the conditions set forth in Section 3.1(a) and Section 3.1(b) have been satisfied.

(d)          All corporate action to authorize the execution and delivery by Purchaser of, and the performance by Purchaser of its obligations under, this Agreement and the other Transaction Documents, and the consummation of the Transaction, shall have been duly and validly taken by Purchaser and remain in full force and effect.

(e)           No final and non-appealable order of any Governmental Authority that prohibits the consummation of the Transaction shall be in effect, nor shall there by any other proceeding pending before any Governmental Authority to enjoin or restrain or otherwise prohibit the consummation of the Transaction.

(f)	Purchaser shall have delivered or caused to be delivered each of the following:

(i)           the Aggregate Initial Consideration to Purchaser’s transfer agent (for the benefit of the Members and issued in the Members’ names in book-entry form);

(ii)          copies of the Employment Agreements, duly executed by Purchaser; and

(iii)         a copy of a registration rights agreement, by and between Purchaser and the Members, in substantially the form attached hereto as Exhibit B, duly executed by Purchaser (the “Registration Rights Agreement”).

3.2          Company Deliverables. The obligations of Purchaser to consummate the Transaction pursuant to this Agreement shall be subject to the satisfaction (or waiver by Purchaser) of the following conditions or delivery of the following, as applicable:

(a)          The representations and warranties set forth in Section 4.1 and Section 4.2 shall be true, correct and complete in all respects at and as of the date hereof and as of the Closing Date, as if made at and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date). All other representations and warranties in Article 4 shall be true, correct and complete in all respects at and as of the date hereof and as of the Closing Date, as if made at and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date); provided, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct constitutes, without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, a Material Adverse Effect.

(b)           Each Seller shall have performed and complied with all agreements, obligations and covenants required to be performed by or complied with it under this Agreement and the other Transaction Documents on or as of the Closing Date.

(c)            Purchaser shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of each Seller, that each of the conditions set forth in Section 3.2(a) and Section 3.2(b) have been satisfied.

(d)           From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(e)            All corporate action necessary to authorize the execution, delivery and performance by any Seller of its obligations under this Agreement and the other Transaction Documents, and the consummation of the Transaction, shall have been duly and validly taken by each Seller and remain in full force and effect, and a copy of such written consent (or other written evidence) regarding such approval shall have been delivered to Purchaser.

(f)            No final and non-appealable order of any Governmental Authority that prohibits the consummation of the Transaction shall be in effect, nor shall there by any other proceeding pending before any Governmental Authority to enjoin or restrain or otherwise prohibit the consummation of the Transaction.

(g)           Each Seller shall have delivered to Purchaser such other executed assignments and other instruments of transfer and conveyance as are necessary or desirable to transfer, convey and assign good title to the Purchased Assets to Purchaser (together with all rights then or thereafter attaching thereto), duly executed by the applicable Seller.

(h)           The Perception Software and Network and all back-end API services shall be generally available (on iOS, Google/Android, and web media services) and with streaming enabled at [***].

(i)            The Option Agreement and the Underlying Agreements, substantially in the forms attached hereto as Exhibit A, shall be in full force and effect.

(j)            The Company shall have exercised the Source Code Option (as defined in the Option Agreement) on the date hereof.

(k)         The Company shall have delivered or caused to be delivered to Purchaser each of the following:

(i)           certified copies of (i) the articles of incorporation and bylaws, or articles of organization and limited liability company or operating agreement, of the Company, and (ii) resolutions duly adopted by the board of directors, managers or similar governing body of the Company authorizing the execution, delivery and performance of this Agreement, the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby;

(ii)          a certificate of good standing (or applicable equivalent) from the Secretary of State (or other applicable Governmental Authority) of the jurisdiction of organization of the Company and each jurisdiction in which the Company is qualified to conduct business as a foreign corporation, in each case dated no more than five (5) days before the Closing Date and certifying as to the good standing (or applicable equivalent) of the applicable entity in such jurisdiction;

(iii)         fully executed copies of the Underlying Agreements, substantially in the forms attached hereto as Exhibit A;

(iv)         copies of the Employment Agreements, duly executed by the employees party thereto;

(v)          a copy of the Managed Sales Agreement, duly executed by the Shares Agent Representative and the Members;

(vi)         a copy of the Registration Rights Agreement, duly executed by the Members;

(vii)        a duly and properly executed IRS Form W-9 from the Company and each of the Members; and

(viii)       copies of all Company Tax Returns and other Tax records.

Article 4

REPRESENTATIONS AND WARRANTIES REGARDING THE SELLERS

As a material inducement to Purchaser to enter into this Agreement and consummate the transactions contemplated hereby, the Sellers hereby represent and warrant to Purchaser, as of the date hereof and as of the Closing Date, as follows:

4.1         Organization and Power. Each of the Sellers are corporations or limited liability companies duly organized, validly existing and in good standing under the laws of their jurisdiction of incorporation or organization. The Sellers are duly qualified or licensed to do business as a foreign entity and are in good standing in each jurisdiction set forth opposite each Seller’s name on Section 4.1 of the Disclosure Schedules attached hereto (the “Disclosure Schedules”), which jurisdictions constitute all of the jurisdictions in which the ownership of properties or the proper conduct of such entity’s business requires such entity to be so qualified or licensed. The Sellers have all requisite power and authority to carry on their businesses as now conducted in all material respects. The Company made available to Purchaser complete and correct copies of the articles of incorporation, bylaws, articles of organization, limited liability company or operation agreement and each of the other organizational documents, in each case, as amended to the date of this Agreement (“Organizational Documents”), of the Company, and the Company is not in violation of any of the provisions contained in its Organizational Documents in any material respect and there is no condition or event with respect to the Company which, after notice, lapse of time or both, would reasonably be expected to result in such a violation.

4.2         Authorization. The execution, delivery and performance by the Sellers of this Agreement, the other agreements contemplated hereby and each of the transactions contemplated hereby or thereby have been duly and validly authorized by all requisite corporate action on the part of the Sellers and no other act or proceeding on the part of the Sellers is necessary to authorize the execution, delivery or performance by the Sellers of this Agreement or any other agreement contemplated hereby or the consummation of any of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by the Sellers and, assuming the due execution and delivery of this Agreement and the other agreements contemplated hereby by the other parties hereto and thereto, this Agreement constitutes, and the other agreements contemplated hereby upon execution and delivery by the Sellers will each constitute, a valid and binding obligation of the Sellers, enforceable against the Sellers in accordance with its and their terms, except as the enforceability hereof or thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditor’s rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (whether considered in a proceeding at law or in equity).

4.3	Capitalization.

(a)          The capital stock of the Company consists solely of ten thousand (10,000) authorized shares of common stock, of which five hundred (500) shares are issued and outstanding. All of the issued and outstanding equity securities of the Company have been duly authorized, are validly issued, fully paid and nonassessable, were not issued in violation of any preemptive or similar rights created by statute, the Company’s articles of organization or any agreement to which the Company is a party or by which it is bound, were issued in accordance with federal and state securities laws, and are owned of record and beneficially by the Members.

(b)         There are no (w) authorized or outstanding equity securities, options, warrants, rights, contracts, pledges, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which the Company is a party or which is binding upon the Company providing for the issuance, sale, disposition, acquisition, repurchase or redemption of any of its Ownership Interests, capital or profits or any rights or interests exercisable therefor, (x) outstanding equity appreciation, phantom shares or similar rights with respect to the Company, (y) authorized or outstanding bonds, debentures, notes or other Indebtedness, the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire Ownership Interests having the right to vote) with the Members on any matter, or (z) proxies, voting trusts or agreements, stockholder agreements or other contracts with respect to any Ownership Interests of the Company or the voting or transfer thereof or the governance of the Company.

(c)          Except as set forth in Section 4.3(c) of the Disclosure Schedules, the Company has no subsidiaries and does not own or otherwise hold, directly or indirectly, any stock, membership interest, partnership interest, joint venture interest or other Ownership Interest in any Person.

4.4         Absence of Conflicts. Except as set forth on Section 4.4 of the Disclosure Schedules, the execution, delivery and performance by the Sellers of this Agreement, the other agreements contemplated hereby, and the consummation of each of the transactions contemplated hereby or thereby will not: (a) violate, conflict with, result in any material breach of, constitute a material default under, result in the termination or acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under (i) the Organizational Documents of the Sellers, (ii) any Material Contract, Governmental License, or (iii) any order, writ, injunction, decree, law, statute, rule or regulation of any Governmental Authority having jurisdiction over the Sellers, as applicable, or any of its respective properties or assets; (b) result in the creation of any Lien upon any of the assets of the Sellers; or (c) require any authorization, consent, approval, exemption or other action by or notice to any Governmental Authority under the provisions of any law, and except where the failure to give notice, to file, or to obtain any authorization, consent, approval, exemption, action or notice would not reasonably be expected to, individually or in the aggregate, be material.

4.5	Financial Statements; No Undisclosed Liabilities.

(a)          Complete and correct copies of the following financial statements (the “Financial Statements”) have been provided to Purchaser:

(i)            the unaudited consolidated balance sheet of the Company as of the year ending December 31, 2023, and the related unaudited consolidated operating statement and statement of cash flows for the annual period then ended; and

(ii)           the unaudited consolidated balance sheet of the Company as of May 31, 2024 (the “Stub Period Balance Sheet”) and the date of such Stub Period Balance Sheet, the “Stub Period Balance Sheet Date”) in the five-month period then ended, and the related unaudited consolidated operating statement and statement of cash flows for the five-month period then ended (the “Interim Financial Statements”).

(b)         Each of the foregoing Financial Statements is accurate and complete in all material respects and presents fairly in all material respects the financial condition, results of operations and cash flows of the Company (taken as a whole) throughout the periods covered thereby and have been prepared in accordance with GAAP consistently applied throughout the periods indicated, except as may be indicated in the notes thereto and subject to the absence of notes and normal year-end adjustments (none of which would be inconsistent with past practice, or individually or in the aggregate, material).

(c)            There are no Liabilities of the Company except (i) Liabilities disclosed in Section 4.5(c) of the Disclosure Schedules, (ii) Liabilities reserved or reflected against in the Financial Statements, (iii) Liabilities incurred since the date of the Interim Financial Statements in the ordinary course of business consistent with past practice that would not reasonably be expected, individually or in the aggregate, to be material to the Company, taken as a whole, and which are of the same character and nature as the Liabilities set forth on the Stub Period Balance Sheet, (iv) Liabilities incurred as a result of the transactions contemplated by this Agreement or any other agreement contemplated hereby or (v) Liabilities arising under the executory portion of any contract disclosed in the Schedules (other than Liabilities for, or arising out of, breach of contract, breach of warranty, tort, infringement, violation of law, claim or lawsuit).

(d)           The Company maintains accurate books and records reflecting its assets and liabilities and maintains internal accounting controls that provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the Sellers’ consolidated financial statements and to maintain accountability for its assets, (iii) access to its assets is permitted only in accordance with management’s authorization and (iv) the reporting of its assets is compared with existing assets at regular intervals.

(e)            Except as set forth on Section 4.5(e) of the Disclosure Schedules, the Company does not have any Indebtedness.

4.6            Absence of Certain Developments. Except as set forth on Section 4.6 of the Disclosure Schedules, since its formation, the Company (I) has operated in the ordinary course of business consistent with past practice, (II) has not suffered any Material Adverse Effect, and (III) has not taken any of the following actions:

(a)            sold, leased, assigned, licensed or transferred or otherwise disposed of any of its assets or any portion thereof (other than sales of obsolete assets or assets with no book value, de minimis assets and prepayment of Indebtedness in accordance with its terms using cash) or any of its material Intellectual Property or any Intellectual Property Ancillary Rights, or mortgaged, pledged or subjected any of the foregoing to any additional Lien;

(b)            other than as required by applicable law, made, granted or promised any bonus or any wage or salary increase to any employee, manager, officer or director;

(c)            other than pursuant to applicable law, issued, sold, granted, redeemed, delivered, disposed of, pledged or otherwise encumbered any of its securities, securities convertible into equity securities or any options, warrants or other rights to purchase its equity securities;

(d)           hired any new, terminated (other than for cause), or modified or amended in any material respect any contract with, any employees of the Company;

(e)           made any loans, advances or capital contributions to, or investments in, any other person, other than (i) loans to or investments in the Company or (ii) immaterial employee loans or advances in the ordinary course of business;

(f)            created, incurred, assumed, suffered to exist, guaranteed or otherwise become liable in respect of any Indebtedness;

(g)           acquired by merging or consolidating with, or by purchasing a substantial portion of the equity securities or assets of, any Person or division thereof (other than inventory), or effected any business combination, recapitalization or similar transaction, or otherwise acquired or licensed or agreed to acquire or license any assets, properties or equity securities of any Person;

(h)           split, combined or reclassified any of its capital securities;

(i)            made or changed any material election relating to Taxes, changed any annual accounting period or method of Tax accounting, except in so far as required by a change in GAAP, settled or compromised any material Tax Liability or claim, filed any amended material Tax Return, entered into any closing agreement relating to any Tax, agreed to an extension of a statute of limitations in respect of any Tax, surrendered any right to claim a material Tax refund, or incurred any material liability for Taxes other than in the ordinary course of business consistent with past practice;

(j)            made any material change in policies or practices with respect to the payment of accounts payable or accrued expenses, including any acceleration or deferral of the payment thereof, as applicable, in each case, other than in the ordinary course of business;

(k)           made any material change in any cash management practices or in accounting methods, principles or practices;

(l)            amended or authorized the amendment of its certificate of incorporation or bylaws;

(m)          waived any of the rights of the Company under the confidentiality provisions of any agreement related to the transactions contemplated hereby or any of the material rights of the Company under the confidentiality provisions of any other agreements entered into by the Company;

(n)           amended, modified, assigned, terminated (partially or completely), granted any waiver or release under or given any consent with respect to, or entered into any agreement to do any of the foregoing with respect to, any of the Material Contracts or entered into any Material Contract;

(o)           made any capital investment in, or any loan to, any other Person;

(p)         entered into any agreement or arrangement that limits or otherwise restricts in any material respect the Company or any of its Affiliates or any successor thereto, or that would, after the Closing Date, limit or restrict in any material respect the Company or any of its Affiliates from engaging in any line of business, in any location or with any firm;

(q)         entered into any new lease, sublease, or other occupancy agreement in respect of real property;

(r)          abandoned, failed to defend against legal challenge, or permitted to lapse Owned Intellectual Property or any other material Intellectual Property of the Company;

(s)          commenced any action, suit, legal proceeding or arbitration;

(t)          failed to take or maintain reasonable measures to protect the confidentiality of any trade secrets or other proprietary information included in the Owned Intellectual Property;

(u)         entered or offered to enter into any settlement, compromise or release contemplating or involving any admission of wrongdoing or misconduct or providing for any relief or settlement;

(v)         canceled, revoked, terminated, waived, modified or failed to maintain, renewed or materially adversely amended the terms of any Governmental License;

(w)        adopted or entered into a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company; or

(x)         authorized, agreed, resolved or committed, whether oral or in writing, to take any of the foregoing actions.

4.7         Real Property. The Company does not own any real property. The Company is not a party to any lease of Real Property.

4.8         Title to Tangible Assets. The Company owns good, valid and marketable title (or, in the case of leased or licensed property and assets, has the right to use pursuant to a valid and enforceable leasehold interest or valid license), free and clear of all Liens, to all of the personal, tangible and intangible property and assets shown on the Stub Period Balance Sheet or that are material to the Company’s business as conducted as of the date of this Agreement. All such property and assets are in normal operating condition, save for normal wear and tear, and are not in need of any maintenance or repair, except for ordinary routine maintenance and repairs that are not, individually or in the aggregate, material.

4.9	Contracts and Commitments.

(a)          Section 4.9(a) of the Disclosure Schedules lists all of the following agreements, contracts, commitments, arrangements and other instruments (whether written or oral) to which the Company is a party and which are currently in effect as of the date hereof (such agreements, contracts, commitments, arrangements and other instruments, of the type required to be so scheduled, but whether or not so scheduled, the “Material Contracts”):

(i)           agreements, contracts, commitments, arrangements and other instruments which provide for the purchase, lease or use by, or sale or distribution to, the Company of goods or services;

(ii)          agreements, contracts, commitments, arrangements and other instruments with the Company’s (A) ten (10) largest customers by annual recurring revenue, and (B) suppliers, distribution partners or vendors from whom the Company has made purchases in excess of $25,000, in each case of the foregoing clauses (A) and (B) during the period from January 1, 2023 to December 31, 2023;

(iii)         agreements, contracts, commitments, arrangements and other instruments under which any material asset of the Company is permitted to become encumbered by a Lien;

(iv)         agreements, contracts, commitments, arrangements and other instruments with agents or contractors;

(v)          agreements, contracts, commitments, arrangements and other instruments pursuant to which the Company is a lessor or sub-lessor or a lessee, sub-lessee or occupant of any property, personal or real, or holds or operates any tangible personal property owned by another Person;

(vi)         agreements, contracts, commitments, arrangements and other instruments that (A) grant any right of first refusal, right of first offer or similar right to a third party, (B) otherwise restrict or purport to restrict in any material respect the ability of the Company to compete in any line of business or geographical area, (C) provide for an earn-out or similar deferred conditional payment obligation, (D) include any “most favored nation” provision, or (E) contain any exclusivity obligation or provision;

(vii)        agreements, contracts, commitments, arrangements and other instruments that relate to the acquisition or disposal of any business or any material assets (whether by merger, sale of stock, sale of assets or otherwise);

(viii)       Intellectual Property Agreements (other than (A) non-exclusive software as a service agreements or license agreements entered into with customers or vendors in the ordinary course of business that do not deviate from the Company’s form, and (B) licenses for generally commercially available, off-the-shelf software that is licensed under standard terms and costs less than $10,000 dollars ($10,000.00) in the aggregate);

(ix)         option, license, franchise or similar agreements, contracts, commitments, arrangements and other instruments relating to real or personal property, or any tangible assets of the Company;

(x)           agreements, contracts, commitments, arrangements and other instruments pursuant to which the Company is required to pay any commission, finders’ fee, royalty or similar payment, whether in connection with transactions or otherwise;

(xi)          agreements, contracts, commitments, arrangements and other instruments relating to any pending actions, suits, proceedings, charges, complaints, arbitrations or investigations by a Governmental Authority;

(xii)         agreements, contracts, commitments, arrangements and other instruments relating to any obligations of the Company with respect to the issuance, sale, repurchase or redemption of any Ownership Interests of the Company;

(xiii)       agreements, contracts, commitments, arrangements and other instruments evidencing any partnerships or joint ventures;

(xiv)       employment, severance or change in control agreements, contracts, commitments, arrangements and other instruments with any employees, officers, managers or directors of the Company;

(xv)         agreements, contracts, commitments, arrangements and other instruments disclosed on Section 4.17 of the Disclosure Schedules;

(xvi)        any other agreements, contracts, commitments, arrangements and other instruments that require the payment by, or to, the Company after the date hereof of an amount in excess of $10,000.00 per annum.

(b)          Except as disclosed on Section 4.9(b) of the Disclosure Schedules, (i) no Material Contract has been breached in any material respect by the Company or, to the Knowledge of the Sellers, any other party thereto, which has not been duly cured or reinstated, or been canceled by written notice by the other party or parties to such Material Contract, (ii) the Company is not in receipt of any written claim of default under any such Material Contract dated less than one (1) year from the date hereof, and the Company, or to the Knowledge of the Sellers, any other Person, currently contemplates any termination, material amendment or change to any Material Contract, (iii) no event or circumstance has occurred that, with or without notice or lapse of time or both, would constitute a material breach or default of any Material Contract or result in or give any Person a right of acceleration or early termination thereof and (iv) each Material Contract is valid, binding and enforceable against the Company party thereto and, to the Knowledge of the Sellers, each other party thereto, except as such enforceability may be limited by (A) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally and (B) applicable equitable principles (whether considered in a proceeding at law or in equity). Complete and correct copies of the Material Contracts have been provided to Purchaser.

(c)          The Underlying Agreements, in substantially the form attached hereto as Exhibit A, have been executed on the date hereof and are in full force and effect.

4.10          Intellectual Property; Privacy and Data Security.

(a)            Section 4.10(a) of the Disclosure Schedules contains a complete and accurate list of all (i) issued patents and pending patent applications, (ii) registered trademarks and pending applications therefor (and specifying the next upcoming renewal date for each), (iii) unregistered trademarks and service marks used or held for use in the operation of the Company’s business, (iv) copyright registrations and pending applications therefor, (v) internet domain name registrations (and specifying whether each such domain name registration is set to automatically renew), and (vi) Software, in each case that are Owned Intellectual Property. With respect to each item of Owned Intellectual Property, no action, claim or other legal proceeding is pending or, to the Knowledge of the Sellers, threatened, which challenges the legality, validity, enforceability, or ownership of any such Intellectual Property. All Owned Intellectual Property is valid, subsisting, and enforceable. All registrations and applications for the Owned Intellectual Property are duly registered or filed in the name of the Company thereof, and as of the date hereof, none have been or are subject to any pending cancellation, interference, reissue, or reexamination proceeding and, except as set forth on Section 4.10(a) of the Disclosure Schedules, no fees, payments, renewals, filings, or other actions of any kind must be made or taken with respect to any items set forth on Section 4.10(a) of the Disclosure Schedules (including any domain names) within six (6) months following Closing, including the payment of any professional attorney’s fees, payment of any registration, maintenance or renewal fees, or the filing of any responses, applications, certificates, or other documents.

(b)            The Company exclusively owns, free and clear of all Liens, all Owned Intellectual Property. With respect to all Intellectual Property that has been invented, created or developed by or for the Company, except as set forth on Section 4.10(b) of the Disclosure Schedules, no third party (i) owns or controls any rights or interests in or to such Intellectual Property, or (ii) has a right to restrict or impair in any material respect the Company’s use of such Intellectual Property as such Intellectual Property is currently used in the operation of its business. The Company has not sold or assigned to a third party, and owns all right, title and interest in and to, all Intellectual Property Ancillary Rights in the Owned Intellectual Property. The Company has not exclusively licensed any Owned Intellectual Property to any Person, and are under no obligation to grant any such licenses.

(c)            Except as set forth on Section 4.10(c) of the Disclosure Schedules, the Company has a valid license to use each item of Intellectual Property (other than Owned Intellectual Property) and data or other confidential information used in connection with the operation of its business as currently conducted, and such Intellectual Property, together with the Owned Intellectual Property, constitutes all of the Intellectual Property used or otherwise necessary to operate the Company’s business in the manner it is currently conducted. The Company is not and has not in the last three (3) years been in breach of any Intellectual Property Agreement in any material respect.

(d)            Except as set forth on Section 4.10(d) of the Disclosure Schedules, neither the Company, nor the operation of the Company’s business, has in the past six (6) years infringed, misappropriated, or otherwise violated any rights of any other Person with respect to Intellectual Property, or is infringing, misappropriating or otherwise violating any rights of any third party with respect to Intellectual Property. The Company has not received in the last six (6) years any written communication (i) alleging that the Company or the conduct of its business infringes, misappropriates or otherwise violates any rights of any third party with respect to Intellectual Property, or (ii) challenging the scope, ownership, use, validity, or enforceability of the Owned Intellectual Property. To the Knowledge of the Sellers, no third party is infringing upon, has misappropriated or is otherwise violating any Owned Intellectual Property rights.

(e)            The Company has taken all commercially reasonable actions to protect the security, confidentiality, integrity, and intended accessibility of the Company’s IT Systems and the confidential data and other information stored or processed thereon. Without limiting the foregoing, the Company has and uses the most recent version of industry standard anti-virus software to regularly scan, monitor, identify, and remove any vulnerabilities in the IT Systems (including any Company Software). During the prior three (3) years, there has been no unauthorized access, use, intrusion, manipulation, corruption, or other breach of security of the Company’s IT Systems, that has caused or could reasonably be expected to cause material (i) disruption of or interruption in or to the use of such IT Systems, (ii) loss, destruction, damage, or harm of or to the Company, its operations or the conduct of its business, or (iii) liability of any kind to the Company. The Company maintains written plans for business continuity and responding to IT security incidents in accordance with industry best practice. The Company has procured suitable insurance coverage in respect of privacy, information security and IT security risks.

(f)             All Software of the Company included in the products of the Company’s business or which are otherwise licensed or made available to customers of the Company (the “Company Software”) performs substantially in conformance with its documentation. No Company Software or Software included in the IT Systems (i) contains any virus, routine or hardware component designed to permit unauthorized access or to disable or otherwise harm any computer, systems or Software, or any routine designed to disable a computer program or system automatically with the passage of time or under the positive control of a Person other than an authorized licensee or owner of the Software, or (ii) includes any “open source software” as such term is defined by the Open Source Foundation that is used in a manner by the Company that would require the Company to disclose or license to a third party for no or minimal charge any proprietary Software included in the Owned Intellectual Property, or desist in enforcing any material Intellectual Property rights in such Software. Except as set forth in Section 4.10(f) of the Disclosure Schedules, the Company has not disclosed or licensed any proprietary source code to any Software to any Person (including to a third party escrow agent) other than to employees and contractors performing services on the Company’s behalf who are bound by obligations of confidentiality. No event has occurred, and to the Knowledge of the Sellers, no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or could reasonably be expected to, result in the disclosure or delivery to any Person of any proprietary source code to any Software included in the Owned Intellectual Property other than to employees and contractors performing services on the Company’s behalf who are bound by obligations of confidentiality.

(g)            No current or former officer, director, equityholder or Affiliate of the Company nor any of their respective officers, directors, employees, or contractors, has any right, license, claim, moral right or interest whatsoever in or to any Intellectual Property used in or otherwise necessary to operate the Company’s business in the manner it is currently conducted or currently proposed to be conducted.

(h)            The Company owns or possesses the legal and enforceable right to use the IT Systems as necessary to operate its business as currently conducted, and after the Closing Date, the Company will own or have the right to use such IT Systems in a manner that is the same in all material respects as prior to Closing.

(i)             Except as set forth on Section 4.10(i) of the Disclosure Schedules, the Company materially complies, and has during the past five (5) years materially complied, with (i) all Privacy and Information Security Requirements, (ii) its Privacy Notices, and (iii) all contracts to which it is a party relating to Processing of Personal Data.

(j)             The Company has not received any notice, complaint, allegation or other communication, and to the Knowledge of the Sellers, there is no pending investigation by any Governmental Authority or payment card association, regarding any actual or possible violation of any Privacy and Information Security Requirement by or with respect to the Company.

(k)            To the Knowledge of the Sellers, no investigation or claim relating to the data privacy or data security practices of the Company, or its business, is being or has been conducted by any Governmental Authority or other third party.

(l)             Except as set forth on Section 4.10(l) of the Disclosure Schedules, during the prior five (5) years, there has been no data security breach, privacy breach or unauthorized use of any Company Data that is Processed by or on behalf of the Company, or its business.

(m)           Except as set forth on Section 4.10(m) of the Disclosure Schedules, during the prior five (5) years, the Company has not notified, or been required by Privacy and Information Security Requirements to notify, any Person of any unauthorized or illegal access to, or unauthorized or illegal use or disclosure of, Personal Data.

(n)            [Reserved.]

(o)            The Company complies with the EU-US and Swiss-US Privacy Shield frameworks.

(p)            There are no outstanding, ongoing or unsatisfied requests from individuals seeking to exercise their data protection rights under applicable Privacy and Information Security Requirements (including any rights to access, rectify, or delete their Personal Data, or to restrict processing of or object to processing of Personal Data, or to data portability), or to opt out of the sale of Personal Data.

(q)            The Company has filed any required registrations with, or made the required notifications to, the applicable data protection authority or such other Governmental Authority.

(r)            The Company materially complies, and has at all times materially complied, with the applicable requirements of the Privacy and Information Security Requirements relating to the disclosure or transfer of Personal Data outside the European Economic Area.

(s)            The Company has undertaken commercially reasonable due diligence on any third parties appointed by the Company to Process Personal Data on its behalf (“Processors”) and has entered into a written agreement with each Processor that materially complies with the Privacy and Information Security Requirements. The Company has taken reasonable measures to ensure that such Processors have complied with their contractual obligations and is not aware of any breach by any Processors of such obligations.

(t)             The execution and delivery of this Agreement, the performance by the Company of their obligations hereunder, and the consummation of the transactions contemplated hereby (i) will materially comply with all applicable Privacy and Information Security Requirements, (ii) will not impair any material rights of, or impose any material obligations or restrictions on, the Company with respect to any Processing of Personal Data, and (iii) will not give rise to any right on the part of any Person to impair any such material rights or impose any such material obligations or restrictions.

(u)            Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) cause the termination of, or give rise to a right of termination of, any Intellectual Property Agreement, (ii) result in the Company granting to any Person any right to, or with respect to, any Intellectual Property or Intellectual Property Ancillary Rights included in Owned Intellectual Property, (iii) impair the right of the Company to use or exploit in any way any Intellectual Property or Intellectual Property Ancillary Rights or result in any loss of, or the diminishment in value of, any Owned Intellectual Property or Intellectual Property Ancillary Rights, (iv) result in the Company, or Purchaser being bound by, or subject to, any non-compete or other material restriction on the operation or scope of the Company’s business, or (v) obligate the Company or Purchaser to pay any royalties or other amounts to any Person that were not payable immediately prior to the execution and delivery of this Agreement.

4.11          Governmental Licenses and Permits. Section 4.11 of the Disclosure Schedules contains a complete and correct listing of all Governmental Licenses used by the Company or necessary for the conduct of the Company’s business as of the date hereof. Except as indicated on Section 4.11 of the Disclosure Schedules, the Company owns or possesses all right, title and interest in and to all of the Governmental Licenses that are necessary to own and operate the Company’s business as presently conducted. The Company is in compliance with the material terms and conditions of such Governmental Licenses and such Governmental Licenses are in full force and effect and will not be terminated, impaired, or become terminable (in whole or in part) as a result of the transactions contemplated by this Agreement. There has not been in the five (5) years prior to the date of this Agreement, any violation, default, cancelation, revocation or suspension (or other set of facts that could reasonably be expected to result in any of the foregoing) nor, to the Sellers’ Knowledge, any threatened cancelation, revocation or suspension, of any such Governmental License.

4.12          Litigation; Proceedings. Except as set forth on Section 4.12 of the Disclosure Schedules, there are no actions, suits, proceedings, charges, complaints, arbitrations, investigations (as to which the Company has received written notice), hearings, claims, citations, summons or subpoenas of any nature pending or, to the Knowledge of the Sellers, threatened against the Company, its business or any of its assets. The Company (a) is not subject to any currently effective judgment, order writ, injunction or decree of any court or Governmental Authority, and (b) is not (and during the five (5) years prior to the date of this Agreement has not been) the subject of any penalties, fines or enforcement actions. There are no Proceedings pending, or, to the Knowledge of the Sellers, threatened or contemplated, by, against, or affecting the Sellers that seek to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby.

4.13          Compliance with Laws. Except as set forth on Section 4.13 of the Disclosure Schedules, the Company is (and during the five (5) years prior to the date of this Agreement has been) in compliance in all material respects with all applicable laws, including, without limitation, Sanctions Laws and Anti-Money Laundering Laws. The Company is not in material violation of, or subject to a material liability or material potential responsibility under, any such law, which is pending or remains unresolved, nor has the Company received any written notice from any Governmental Authority to the effect that the Company is not in compliance, in any material respect, with any applicable law, including, without limitation, Sanctions Laws and Anti-Money Laundering Laws.

4.14          Employees.

(a)            The Company has no employees and has not, in the past five (5) years employed any employees. The Company has not, in the past five (5) years, received any demand letters, civil rights charges, employment claims or suits related to claims made by (or on behalf of) any employee, worker, officer, director, or stockholder. In the past five (5) years, the Company (i) has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act, (ii) has been in compliance in all material respects with all laws relating to employment and labor, and (iii) has been in compliance in all material respects with all laws relating to wage and hour matters and the terms and condition of employment, including, without limitation, wages and hours, accrual and payment of vacation pay and paid time off, labor relations, classification of individual independent contractors and other individual service providers who have provided services to the Company, employment discrimination, disability rights, equal opportunity, immigration, occupational health and safety, workers compensation and unemployment insurance.

(b)            Except as would not result in more than a de minimis Liability to the Company (i) all individuals who are or within the past five (5) years were performing consulting or other services for the Company and classified by the Company as “independent contractors,” “workers” or “employees” are and within the past five (5) years have been correctly classified by the Company as pursuant to applicable law and the Company has not received any written notice in the past five (5) years from any Governmental Authority disputing such classification, and (ii) all employees of the Company are or within the past five (5) years have been correctly classified by the Company as exempt or non-exempt, as the case may be, under the Fair Labor Standards Act. All individual “independent contractors” can be terminated with no greater than thirty (30) days’ notice to such individual “independent contractors” without further liability.

(c)            [Reserved.]

(d)            The Company is not a party to, and does not maintain or have any obligation to contribute to, any (i)  defined contribution or defined benefit plans (whether or not terminated) which are employee pension benefit plans (including as defined in Section 3(2) of ERISA), (ii) employee welfare benefit plans (including as defined in Section 3(1) of ERISA), (iii) other material plan, policy, program or arrangement which provides deferred compensation benefits, (iv) other agreement, program, plan, policy or arrangement which provides any health, life, disability, accident, vacation, tuition reimbursement or other fringe benefits, or (v) any employment, severance, change of control, retention, equity or equity-based, collective bargaining, material bonus or other incentive compensation, disability, salary continuation agreement, program, plan, policy or arrangement (collectively, “Plans”).

(e)            Except as set forth on Section 4.14(e) of the Disclosure Schedules, the Company does not engage individuals as independent contractors.

(f)             Except as set forth on Section 4.14(f) of the Disclosure Schedules, the Company has not required any service providers to execute restrictive covenants agreements.

(g)            The consummation of the transactions contemplated by this Agreement alone, or in combination with any other event, including a termination of any employee, worker, officer, director, stockholder or other service provider of the Company will not give rise to any liability, including, without limitation, liability for severance pay, unemployment compensation, termination pay or withdrawal liability, or accelerate the time of payment or vesting or increase or provide for compensation, payments or benefits becoming due and payable to any employee, worker, officer, director, stockholder or other service provider of the Company (whether current, former or retired) or their beneficiaries.

(h)            The Company has no indemnity obligation on or after the Closing for any Taxes imposed under Section 4999 or 409A of the Code.

(i)             There are no outstanding loans or advances from the Company to any employee, worker, officer, director, stockholder or other service provider (whether current or former) or other material amounts owed to any such individual by the Company other than for reimbursement of expenses and wages for the current salary period.

4.15          Tax Matters.

(a)            The Company has timely and properly filed all Income Tax Returns and all other material Tax Returns with a due date on or before the Closing required to be filed by it or with respect to its assets or operations, all such Tax Returns are true and accurate in all material respects, and all Taxes shown as payable thereon have been timely and properly paid.

(b)            All Income Taxes and all other material Taxes required to be paid by or with respect to the Company or its assets or operations have been timely and properly paid, and there are no Liens for Taxes upon any assets of the Company other than liens for Taxes not yet due and payable.

(c)            The Company has complied in all material respects with all applicable laws relating to the payment, collection, withholding and remittance of Taxes (including information reporting requirements), including with respect to payments made to any employee, independent contractor, creditor, stockholder or other third party, and has timely collected, deducted or withheld and paid over to the appropriate Taxing Authority all material amounts required to be so collected, deducted or withheld and paid over in accordance with applicable laws. All IRS Forms W-2 and 1099 required to be filed with respect thereto have been properly completed and timely filed.

(d)            In the last three (3) years, no claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that the Company may be subject to taxation by that jurisdiction.

(e)            The Company has not consented to extend the time in which any Tax may be assessed or collected by any Taxing Authority, which extension is in effect as of the date hereof.

(f)             The Company has not requested or been granted an extension of the time for filing any Tax Return to a date later than the Closing Date (other than any automatic extensions requested or granted in the ordinary course of business).

(g)            There is no action, suit, Taxing Authority proceeding or audit now in progress or, to the Sellers’ Knowledge, pending against or with respect to the Company with respect to any material Tax and no Taxing Authority has asserted in writing any intent to open an audit or examination with respect to Taxes or any deficiency or claim with respect to Taxes or any adjustment to Taxes against the Company with respect to any taxable period for which the period of assessment or collection remains open or that has not been finally settled.

(h)            In connection with the Transaction, Purchaser will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in method of accounting, or the use of a cash or an improper method of accounting, for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any analogous provision of Tax law) executed prior to the Closing; (iii) intercompany transaction as described in Treasury Regulation Section 1.1502-13 (or any analogous provision of Tax law) or excess loss account described in Treasury Regulation Section 1.1502-19 (or any analogous provision of Tax law); (iv) installment sale or open transaction disposition made prior to the Closing; (v) deferred revenue or prepaid or deposit amount received prior to the Closing; (vi) transactions effected prior to the Closing that result in income inclusion pursuant to Sections 951, 951A, or 965 of the Code with respect to any interest held in a “controlled foreign corporation,” as that term is defined in Section 957 of the Code (a “CFC”) on or before the Closing Date; or (vii) debt instrument held on or before the Closing Date that was acquired with “original issue discount” as defined in Section 1273(a) of the Code or is subject to the rules set forth in Section 1276 of the Code. The Company is not required to include any amount in income pursuant to Section 965 of the Code or pay any installment of the “net tax liability” described in Section 965(h)(1) of the Code.

(i)             The Company has not been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution intended to qualify for Tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(j)             The Company (i) has not received, applied or requested or is the subject of or bound by any private letter ruling, technical advice memorandum, or similar ruling or memorandum with any Taxing Authority or entered into a “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign law), in each case, that would be binding upon the Company after the Closing Date, (ii) is not and has not been a member of any Affiliated Group and (iii) has no liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor, by contract, or otherwise.

(k)            The Company has never been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(l)             The Company is not a party to or bound by any Tax indemnity agreement, Tax sharing, allocation, indemnity or similar agreement or arrangement, except, in each case, customary provisions in commercial arrangements entered into in the ordinary course of its business and the primary purpose of which is not related to Taxes.

4.16          Brokerage. Except as set forth on Section 4.16 of the Disclosure Schedules, there are no claims for brokerage commissions, financial advisor’s fees, finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement for which Purchaser would be liable based on any arrangement or agreement made by or on behalf of the Sellers or any of their respective Affiliates.

4.17          Affiliate Transactions. Except as disclosed on Section 4.17 of the Disclosure Schedules, no officer, director or Affiliate of the Company (other than the Members), any of their respective officers or directors, or any family member of any of the foregoing (a) has entered into any agreement, contract, commitment, arrangement and other instrument (whether written or oral) with the Company (other than (x) confidentiality, assignment of inventions agreements and director and officer indemnification agreements entered into in the ordinary course of business, and (y) employment agreements, offer letters, restrictive covenants agreements, stock option or restricted stock agreements previously provided to Purchaser), (b) has filed or notified the Company of any claims or rights against the Company (other than rights to receive compensation for services performed as an officer, director, employee or contractor of the Company, rights to reimbursement for travel and other business expenses incurred in the ordinary course of business), (c) owes any money to the Company or is owed any money from the Company (other than amounts owed for compensation or reimbursement pursuant to clause (b) above), (d) provides material services to the Company (other than services performed as a director, officer, employee or contractor of the Company), or (e) owns any material property which is used by the Company in the conduct of its business.

4.18          Insurance. Section 4.18 of the Disclosure Schedules sets forth a complete and correct list of all policies of fire, liability, workers’ or employees’ compensation, property, casualty and all other insurance policies to which the Company is a party, a named insured or otherwise the beneficiary of coverage. All of such insurance policies are valid, binding and enforceable and in full force and effect and the Company is not in breach or default (and there is no event which, with or without notice or the lapse of time or both, would constitute a breach or default by the Company) with respect to its obligations under such insurance policies (including with respect to payment of premiums). No written notice of cancelation or non-renewal of such insurance policies has been received and there is no claim by the Company pending under any such insurance policies, as to which any material coverage has been questioned, denied or disputed by the underwriters of such insurance policies or in respect of which such underwriters have reserved their rights. The Company is, and for the three (3) years prior to the date of this Agreement has been, insured with respect to its properties, assets and business in such amounts and against such risks as are sufficient for compliance with laws in all material respects and as are adequate to protect its properties, assets, employees, officers and directors and conduct of its business in accordance with customary industry practice.

4.19          Environmental Matters. The Company is in compliance in all material respects with all Environmental Laws. The Company has not, in the three (3) years prior to the date of this Agreement, received any written notice that it is in violation of any Environmental Law. To the Sellers’ Knowledge, the Company has not released any hazardous or toxic substance in violation of any Environmental Laws or in a manner which has given rise to any liabilities or investigatory, corrective or remedial obligations of the Company in any material respect pursuant to Environmental Laws.

4.20          Anti-Bribery and Corruption; Anti-Money Laundering and Sanctions Laws.

(a)            The Company has in the past five (5) years conducted its business in compliance with any Anti-Bribery Law to which it is subject. Neither the Company nor any of its directors, officers or employees, nor, to the Knowledge of the Sellers, any agent (acting in such capacity), has in the past five (5) years (i) in order to assist the Company in improperly obtaining or retaining business for or with any Person, in improperly directing business to any Person, or in securing any improper advantage, made, authorized, offered or promised to make any payment, gift or transfer of anything of value, directly, knowingly indirectly or knowingly through a third party, to or for the use or benefit of any Official or any Person, or (ii) made, authorized, offered or promised to make any unlawful bribe, rebate, payoff, influence payment or kickback or taken any other action that would violate any applicable Anti-Bribery Law binding on such Person or in effect in any jurisdiction in which such action is taken. In the past five (5) years, neither the Company nor any of its directors, officers, or employees, or, to the Knowledge of the Sellers, any agent (acting in such capacity) have received any notice or communication from any Person that alleges, nor been involved in any internal investigation involving, any allegations relating to, potential violation of any Anti-Bribery Laws or other applicable laws, nor received a request for information from any Governmental Authority regarding Anti-Bribery Laws. Neither the Company nor any of its directors, officers or employees, nor, to the Knowledge of the Sellers, any of their agents or Affiliates, has employed or retained, directly or indirectly, any Official or a family member of any Official. No Official has, directly or indirectly, the right of control over, or any beneficial interest in the Company. The Company maintains, and has maintained, compliance policies, procedures, and internal controls in the manner set forth in Section 4.20(a) of the Disclosure Schedules.

(b)            The Company is, and at all times during the past five (5) years, has been in compliance with all Anti-Money Laundering Laws and Sanctions Laws, including applicable financial recordkeeping and reporting requirements.

(c)            Neither the Company nor any of their respective directors, officers or employees, nor, to the Knowledge of the Sellers, any of their agents or Affiliates (i) is a Sanctioned Person, (ii) has in the last five (5) years engaged in any dealings or transactions with or for the benefit of any Sanctioned Person or otherwise violated any applicable International Trade Laws, or (iii) has conducted its operation in violation in any material respect of any applicable Anti-Money Laundering Law, including applicable financial recordkeeping and reporting requirements.

(d)            The Company has (i) instituted policies and procedures reasonably designed to ensure compliance with the Anti-Bribery Laws, Anti-Money Laundering Laws, and Sanctions Laws in all material respects, (ii) maintained such policies and procedures in full force and effect, (iii) not been subject to any pending Proceeding or, to the Knowledge of the Sellers, threatened with any Proceeding that alleges any material violation of any of the Anti-Bribery Laws, Anti-Money Laundering Laws, or Sanctions Laws, and (iv) not made a voluntary disclosure to a Governmental Authority in respect of any of the Anti-Bribery Laws, Anti-Money Laundering Laws, or Sanction Laws.

4.21          Government Benefits. The Company has not applied for, received, or been awarded any loan, grant, economic stimulus, or other benefit from any Governmental Authority or other Person as a result of or in connection with the COVID-19 pandemic, including the delayed payment of any payroll Taxes.

4.22          Investment Representation. Each Member is acquiring the Consideration Shares for its own account with the present intention of holding such securities for purposes of investment, and it has no intention of distributing such Consideration Shares, or selling, transferring or otherwise disposing of such Consideration Shares in a public distribution, in any of such instances, in violation of the federal securities laws of the United States of America. Each Member understands that (a) the Consideration Shares are “restricted securities,” as defined in Rule 144 promulgated under the Securities Act; (b) such Consideration Shares have not been registered under the Securities Act, and are being issued in reliance on exemptions for private offerings contained in Section 4(a)(2) of the Securities Act; (c) the Consideration Shares may not be distributed, re-offered or resold except through a valid and effective registration statement or pursuant to a valid exemption from the registration requirements under the Securities Act; and (e) until such time as the Consideration Shares become eligible for resale by either Member, either pursuant to the registration of such shares under the Securities Act, or pursuant to a valid exemption from such registration.

Article 5

REPRESENTATIONS AND WARRANTIES regarding PURCHASER

As an inducement to the Sellers to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser hereby represent and warrant to the Sellers, as of the date hereof and as of the Closing Date, as follows:

5.1            Organization and Power; Ownership of Purchaser; No Prior Activities. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to perform their respective obligations hereunder and thereunder. Except for obligations or liabilities incurred in connection with its formation and the transactions contemplated by this Agreement, Purchaser has not and will not have incurred, directly or indirectly, through any subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

5.2            Authorization. The execution, delivery and performance by Purchaser of this Agreement, the other agreements contemplated hereby and each of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of Purchaser, and no other corporate act or proceeding on the part of Purchaser, or its board of directors or stockholders is necessary to authorize the execution, delivery or performance by Purchaser of this Agreement or the other agreements contemplated hereby or the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Purchaser and, assuming the due execution and delivery of this Agreement and the other agreements contemplated hereby by the other parties hereto and thereto, this Agreement constitutes, and the other agreements contemplated hereby upon execution and delivery by Purchaser will each constitute, a valid and binding obligation of Purchaser, enforceable in accordance with their terms except as the enforceability hereof and thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditor’s rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (whether considered in a proceeding at law or in equity).

5.3            Absence of Conflicts. Except as would not have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement, the execution, delivery and performance by Purchaser of this Agreement, the other agreements contemplated hereby and the consummation of each of the transactions contemplated hereby or thereby will not (a) violate, conflict with, result in any material breach of, constitute a material default under, result in the termination or acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under (i) any organizational documents of Purchaser or (ii) to Purchaser’s Knowledge, any material contract, material agreement, material arrangement, material indenture, material mortgage, material loan agreement, material lease, material sublease, material license, material sublicense, material franchise, material permit, material obligation or material instrument to which Purchaser is bound or affected; or (b) require any authorization, consent, approval, exemption or other action by or notice to any Governmental Authority under the provisions of any law.

5.4           Brokerage. There are no claims for brokerage commissions, finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement for which the Sellers would be liable based on any arrangement or agreement made or alleged to have been made by or on behalf of Purchaser (or their respective officers, directors, employees or agents).

5.5            Purchaser Common Stock. All shares of Purchaser Common Stock to be issued pursuant to the Agreement shall be duly authorized, validly issued and non-assessable.

Article 6

ADDITIONAL COVENANTS AND AGREEMENTS

6.1            Mutual Assistance. Each of the parties hereto agrees that it will mutually cooperate in the expeditious filing of all notices, reports and other filings with any Governmental Authority required to be submitted jointly by any of the parties hereto in connection with the execution and delivery of this Agreement, the other agreements contemplated hereby and the consummation of the transactions contemplated hereby or thereby. Each of the parties hereto, at its own cost, will assist each other party hereto (including by the retention of records and the provision of access to relevant records) in the preparation of their respective Tax Returns and the filing and execution of Tax elections, if required, as well as in the defense of any audits or litigation that may ensue as a result of the filing thereof, to the extent that such assistance is reasonably requested. The Sellers shall use reasonable best efforts to provide Purchaser with all documents and information that may be required for compliance with the United States Securities Act of 1933, as amended, or the United States Exchange Act of 1934, as amended, and in each case, the regulations and rules thereunder.

6.2            Press Release and Announcements; Confidentiality. Purchaser shall issue one or more press releases or file with the SEC a Form 8-K (in either case, the “Disclosure Document”) disclosing all material terms of the Agreement, the transactions contemplated hereby, and any other material non-public information that Purchaser or any of its officers, directors, employees or agents has provided to the Sellers prior to the filing of the Disclosure Document. Purchaser represents and warrants to the Sellers that the Sellers shall not be in possession of any material, non-public information received from Purchaser or any of its officers, directors, employees or agents, and the Sellers shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral, with Purchaser or any of its Affiliates, relating to this Agreement or the transactions contemplated hereby.

Unless required by law (in which case each of Purchaser and the Sellers shall consult, to the fullest extent permitted by law, with the other party prior to any such disclosure as to the form and content of such disclosure) or applicable rules of any stock exchange or quotation system on which Purchaser or its Affiliates lists or trades securities, no press releases, announcements to employees of, or any other Persons having business dealings with, the Company or other releases of information related to this Agreement or the transactions contemplated hereby will be issued or released without the consent of Purchaser. The Sellers and Purchaser agree to keep the terms of this Agreement confidential, except to the extent required by applicable law, applicable rules of any stock exchange or quotation system on which Purchaser or its Affiliates lists or trades securities, or for financial reporting purposes, and except that the parties may disclose such terms to their respective employees, accountants, advisors and other representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to or are bound by contract to keep the terms of this Agreement confidential).

6.3            Expenses. Except as otherwise set forth in this Agreement, each of the parties hereto shall be solely responsible for and shall bear all of its own costs and expenses incident to its obligations under and in respect of this Agreement and the transactions contemplated hereby, including, but not limited to, any such costs and expenses incurred by any party hereto in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement (including the fees and expenses of legal counsel, accountants, investment bankers or other representatives and consultants).

6.4            Tax Matters.

(a)            Company Taxes. The Sellers shall jointly and severally indemnify Purchaser and hold it harmless from and against any and all Company Taxes. The Sellers shall reimburse Purchaser for any Company Taxes within five (5) Business Days following written request for reimbursement from Purchaser; provided that in no event shall any such payment be required more than five (5) Business Days before the relevant Taxes are due.

(b)            Tax Returns. Purchaser and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes imposed on or with respect to the Purchased Assets or the Company’s business. Such cooperation shall include the retention and (upon the other party’s request and expense) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. Purchaser and the Sellers agree to retain all books and records with respect to Tax matters pertinent to the Purchased Assets or the Company’s business relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority.

(c)            Straddle Period. In the case of any taxable period that includes (but does not end as of) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts, payroll or sales of the Company for the tax period prior to the Closing or imposed on a transactional basis shall be determined based on an interim closing of the books as of the end of the Closing Date, and the amount of other Taxes of the Company for such Straddle Period which relate to the tax period prior to the Closing shall be deemed to be the amount of such Tax for such entire Straddle Period, multiplied by a fraction, the numerator of which is the number of days in such Straddle Period ending as of the end of the Closing Date, and the denominator of which is the number of days in such Straddle Period.

(d)            Transfer Taxes. All transfer, documentary, sales, use, registration, stamp and other Taxes and fees (including any penalties and interest thereon) incurred in connection with the transactions contemplated by this Agreement (together, “Transfer Taxes”) shall be paid by the Company when due, and the Company shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.

(e)            Intended Tax Treatment. The Parties to this Agreement intend that the transaction contemplated hereby shall be treated as qualifying as an assets-for-stock exchange “reorganization” within the meaning of Section 368(a)(1)(C) of the Code, and each of Purchaser, the Company and the Members shall be treated as a “party to the reorganization” within the meaning of Section 368(b) of the Code, and that this Agreement qualify as and this Agreement is intended to be, and is adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and comply with Revenue Procedure 84-42 of the Internal Revenue Service (such tax treatment, the “Intended Tax Treatment”).

6.5           Payment of Excluded Liabilities. After the Closing, the Company agrees to pay in full and discharge all of the Excluded Liabilities (a) in the ordinary course consistent with past practice and in any event, in accordance with their stated terms, if applicable, and (b) in a manner that is not detrimental to any relationships of Purchaser or the Company’s business with lessors, employees, contractors, customers, suppliers or others.

6.6            Managed Sales.

(a)            For the duration of two (2) trading weeks, being two (2) weeks during which Purchaser Common Stock is actively traded on the NASDAQ or New York Stock Exchange (each, the “Primary Exchange”) (any such trading week, a “Trading Week”), the Members shall not, and shall cause any transferee(s) to which any Member transfers shares of Purchaser Common Stock (together with the Members, the “Holders”) to not, collectively sell in the aggregate, within any two (2) consecutive Trading Weeks, a number of shares of Purchaser Common Stock that exceeds the Set Percentage (as defined below) of the average daily trading volume (“ADTV”) from the immediately prior two (2) Trading Weeks. The ADTV shall be calculated based on data reported by the Primary Exchange.

(b)            “Set Percentage” means 3% for the first six (6) months after Closing and 5% for the period beginning six (6) months after Closing and ending twelve (12) months after Closing. For example, during the first six months, if the ADTV of Purchaser Common Stock during two (2) consecutive Trading Weeks was 5,000,000 shares, the Holders could collectively sell up to 150,000 shares in the aggregate during the subsequent two-week period. Assuming a month consists of four (4) weeks and assuming the ADTV remained at 5,000,000, the total number of shares the Holders could collectively sell per month could not exceed 300,000 in the aggregate. Similarly, if after the first six (6) months the ADTV of Purchaser’s common stock for two (2) consecutive Trading Weeks were 7,000,000 shares, the Holders could collectively sell up to 350,000 shares in the aggregate during the subsequent two-week period with no carryover of unsold amounts.

(c)          The Members shall appoint a representative (the “Shares Agent Representative”) who shall notify Purchaser about the allocation of the amounts available to the Holders under the periodic Set Percentage. After such notification, Purchaser shall inform the Shares Agent Representative if the amount is available for allocation and the remaining amount for the rest of the applicable Trading Weeks. The Members shall enter into an agreement with the Shares Agent Representative (the “Managed Sales Agreement”), which agreement shall be in substantially the form attached hereto as Exhibit C and will require each Holder to provide notice to and seek approval from the Shares Agent Representative in the event of any sale by any of the Holders of Purchaser Common Stock.

(d)          The rights and obligations set forth in this Section 6.6 will terminate on the date that is twelve (12) months after the Closing Date.

Article 7

INDEMNIFICATION

7.1          Survival. The representations and warranties of the Sellers contained in Article 4, and each of the Purchaser Indemnified Parties’ and the Seller Indemnified Parties’ rights to indemnification pursuant to Section 7.2(a) and Section 7.2(b), respectively, shall survive the Closing and shall remain in full force and effect until 11:59 p.m. (Eastern Time) on the date that is thirty-six (36) months after the Closing Date; provided, that (a) the Fundamental Representations (other than representations and warranties set forth in Section 4.10 (Intellectual Property; Privacy and Data Security) shall survive the Closing and shall remain in full force and effect until 11:59 p.m. (Eastern Time) on the sixth (6th) anniversary of the Closing Date, (b) the representations and warranties set forth in Section 4.15 (Tax Matters) shall survive the Closing and shall remain in full force and effect until 11:59 p.m. (Eastern Time) on the date that is sixty (60) days following the expiration of the statute of limitations (giving effect to any waiver, mitigation or extension thereof) applicable to the subject matter of such representations and warranties, and (c) with respect to the foregoing clauses (a) and (b), the Purchaser Indemnified Parties’ rights to indemnification pursuant to Section 7.2(a)(ii) shall survive for the same periods as are set forth in the foregoing clauses (a) and (b), respectively. The covenants and agreements contained in this Agreement shall survive the Closing until fully performed in accordance with their respective terms. Notwithstanding the foregoing or anything to the contrary in this Agreement, (x) if an indemnification claim is made prior to the expiration of the applicable survival period in accordance with the terms of this Article 7, then such applicable representation, warranty, covenant or agreement shall survive as to such claim until such claim has been fully resolved in accordance with the terms of this Agreement, and (y) none of the survival periods or limitations contained in this Article 7 shall apply to any claims relating to Fraud, intentional misrepresentation or willful breach or misconduct.

7.2          Agreement to Indemnify.

(a)          The Sellers (also referred to herein individually as a “Seller Indemnifying Party” and collectively, the “Seller Indemnifying Parties”) shall, jointly and severally indemnify and hold harmless Purchaser and each of its directors, officers, employees, stockholders, representatives, advisors and agents (collectively, the “Purchaser Indemnified Parties”) from and against any and all Losses, whether or not involving a Third-Party Claim, arising out of or resulting from any of the following:

(i)               any actual or alleged inaccuracy in or breach of any representation or warranty of the Sellers contained in Article 4 of this Agreement or in any schedule, certificate or other document delivered pursuant hereto;

(ii)              any actual or alleged breach of or default in connection with the failure to perform any of the covenants or agreements made by the Sellers in this Agreement or any schedule, certificate or other document delivered pursuant hereto;

(iii)             any Excluded Asset or Excluded Liability;

(iv)             any Company Taxes;

(v)              any security or data breach suffered by the Company prior to the Closing; and

(vi)             any failure by the Company to fully perform its obligations under Section 2.1(a)(iii), which include, without limitation, the assignment of the Company’s rights and obligations under the Option Agreement and Underlying Agreements to Purchaser.

(b)          Purchaser shall indemnify and hold harmless the Sellers and each of their respective directors, officers, employees, stockholders, representatives, advisors and agents (collectively, the “Seller Indemnified Parties”) from and against any and all Losses arising out of or resulting from any of the following (provided that this Section 7.2(b) shall not limit the Purchaser Indemnified Parties’ rights or recoveries pursuant to Section 7.2(b)):

(i)               any actual or alleged inaccuracy in or breach of any representation or warranty of Purchaser contained in Article 5 of this Agreement or in any schedule, certificate or other document delivered pursuant hereto; and

(ii)              any actual or alleged breach of or default in connection with the failure to perform any of the covenants or agreements made by Purchaser in this Agreement or any schedule, certificate or other document delivered pursuant hereto.

(c)          For purposes of this Article 7 (including for purposes of determining whether a representation or warranty is inaccurate or has been breached and the amount of Losses subject to indemnification), the representations and warranties contained in this Agreement shall be deemed not to be qualified by, and shall be interpreted without giving effect to, any limitations or qualifications as to “materiality” (including the words “material” or “Material Adverse Effect” and other terms of similar import or effect).

7.3          Limitations. The party(ies) making a claim for indemnification under this Article 7 are referred to as the “Indemnified Parties”, and the party(ies) against whom such claim is asserted under this Article 7 are referred to as the “Indemnifying Parties.” The indemnification provided for in Section 7.2(a) and Section 7.2(b) shall be subject to the following limitations:

(a)          Notwithstanding anything in this Agreement to the contrary:

(i)               the maximum liability of the Indemnifying Parties to the Indemnified Parties under Section 7.2(a)(i) or Section 7.2(b)(i), as the case may be, shall be equal to ten percent (10%) of the value of the Aggregate Initial Consideration (with such value to be determined by reference to the closing price per share of Purchaser Common Stock on the Primary Exchange on the Closing Date), plus the value of any Deferred Consideration that has been delivered by Purchaser as of the date on which Losses are finally determined to be payable, (with such value to be determined by reference to the closing price per share of Purchaser Common Stock on the Primary Exchange on the Closing Date) (the “General Representations Cap”); provided, however, that the limitation set forth in this Section 7.3(a)(i) shall not be applicable to claims for Fraud, intentional misrepresentation or willful breach or misconduct, or claims arising from inaccuracies in or breaches of the Fundamental Representations;

(ii)              the maximum liability of the Seller Indemnifying Parties to the Purchaser Indemnified Parties (A) under Section 7.2(a)(i) with respect to the Fundamental Representations, and (B) under Sections 7.2(a)(ii) through 7.2(a)(vi) (in each case, when such Losses are aggregated with all other Losses recovered by the Purchaser Indemnified Parties hereunder) shall not exceed the value of the Aggregate Initial Consideration (with such value to be determined by reference to the closing price per share of Purchaser Common Stock on the Primary Exchange on the Closing Date), plus the value of any Deferred Consideration that has been delivered by Purchaser as of the date on which Losses are finally determined to be payable, (with such value to be determined by reference to the closing price per share of Purchaser Common Stock on the Primary Exchange on the Closing Date) (the “Purchase Price Cap”); provided, however, that the limitation set forth in this Section 7.3(a)(i) shall not be applicable to claims for Fraud, intentional misrepresentation or willful breach or misconduct; and

(iii)             except with respect to claims for Fraud, intentional misrepresentation or willful breach or misconduct, the aggregate amount required to be paid by Purchaser to the Seller Indemnified Parties under Section 7.2(a)(ii) shall not exceed the Purchase Price Cap.

(iv)       the Seller Indemnifying Parties shall not be liable to the Purchaser Indemnified Parties under Section 7.2(a)(i) until the aggregate amount of Losses incurred by the Purchaser Indemnified Parties with respect to all claims of Purchaser Indemnified Parties made under Section 7.2(a)(i) exceeds an accumulated total of $750,000 (the “Threshold Amount”); in which case Purchaser Indemnified Parties shall have the right to recover all such Losses in excess of the Threshold Amount, subject to the other limitations herein.

(b)          Following the Closing, this Article 7 shall constitute the sole and exclusive remedy for recovery for Losses from the Indemnifying Parties by the Indemnified Parties for all matters indemnifiable by the Indemnifying Parties pursuant to Section 7.2. Notwithstanding the foregoing or anything to the contrary in this Agreement, nothing contained in this Section 7.3 or elsewhere in this Agreement shall limit or be construed to limit the rights of any Indemnified Party to make or with respect to, or otherwise waive or release, (i) any claims for specific performance or other equitable remedies, (ii) any claims relating to any other agreements contemplated hereby, including, without limitation, any actual or alleged inaccuracy in or breach of any representation, warranty or covenant contained in any agreement, certificate or instrument delivered to Purchaser by the Sellers pursuant to this Agreement, or (iii) any claims relating to Fraud, intentional misrepresentation or willful breach or misconduct.

7.4          Indemnification Procedures.

(a)          Notice of Claim. As used herein, (i) the term “Claim” means a claim for indemnification by any Indemnified Party for Losses pursuant to this Article 7, and (ii) the term “Third-Party Claim” means the assertion, whether orally or in writing, against any Indemnified Party of a claim or Proceeding brought by a third party against such Indemnified Party that is based on, arises out of or related to any matter that is or may be indemnifiable by the Indemnifying Parties pursuant to Section 7.2. Purchaser may assert a Claim, whether for its own Losses or for Losses incurred by any other Purchaser Indemnified Party by giving the Sellers written notice thereof, and the Sellers may assert a Claim for Losses incurred by any Seller Indemnified Party by giving Purchaser written notice thereof (any such notice of any such Claim, whether given by a Purchaser Indemnified Party or the Sellers, a “Notice of Claim”). Each Notice of Claim given pursuant to this Section 7.4 shall contain a description, in reasonable detail, to the extent known to the Indemnified Parties, of the facts, circumstances or events giving rise to such Claim, together with (to the extent in the Indemnified Parties’ possession and permitted by applicable law) copies of any formal written demand or complaint from any third party claimant and an estimate of the amount, if reasonably practicable, of the Losses that have been or may be sustained by the Indemnified Party. No failure or delay on the part of the Indemnified Parties in giving the Indemnifying Parties a Notice of Claim shall relieve, waive or otherwise release the Indemnifying Parties from any of their obligations under this Article 7 unless (and then only to the extent that) the Indemnifying Parties are adversely and materially prejudiced thereby in terms of the amount of Losses for which the Indemnifying Parties are obligated to indemnify the Indemnified Parties, and then, only to the extent of such prejudice.

(b)          Direct Claims. Any claim by an Indemnified Party on account of Losses which do not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party a Notice of Claim with respect thereto. The Indemnifying Party shall have thirty (30) days after its receipt of such Notice of Claim to respond in writing to such Direct Claim. During such thirty (30)-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party shall reasonably cooperate with the Indemnifying Party’s investigation by giving such information and assistance (including the right to examine any documents or records exclusively related to such Direct Claim) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30)-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(c)          Third-Party Claims. Any Third-Party Claim shall be subject to the following procedures:

(i)           Except with respect to any Special Claim (as defined below), Purchaser or the Sellers, as applicable, shall have the right to assume the defense of such Third-Party Claim at their sole cost and expense with reputable legal counsel of their choosing by delivering written notice of such election to the Indemnified Parties within thirty (30) days after receipt of the Notice of Claim with respect to such Third-Party Claim (unless the claim or Proceeding requires a response before the expiration of such thirty (30)-day period, in which case the Indemnifying Parties shall have until the date that is fifteen (15) days before the required response date) by acknowledging (in writing) responsibility for the entire amount of the Third-Party Claim (without the benefit of the General Representations Cap, Purchase Price Cap or any other limitation under this Article 7; provided, that:

(A)             The Indemnifying Parties shall keep the Indemnified Parties informed of all material developments relating to such Third-Party Claim;

(B)              The Indemnifying Parties shall provide the Indemnified Parties with copies of all pleadings, notices and communications with respect to such Third-Party Claim;

(C)              The Indemnified Parties may retain separate counsel and participate in the defense of such Third-Party Claim or settlement negotiations with respect to such Third-Party Claim at their own cost and expense, provided that if the Indemnified Parties reasonably determine, based on the advice of counsel to the Indemnified Parties, that the Indemnified Parties have separate defenses from the Indemnifying Parties or that there is a conflict of interest between any Indemnified Party and any Indemnifying Party, then the Indemnified Parties shall be permitted to retain separate counsel of their own choosing at the expense of the Indemnifying Parties;

(D)             So long as the Indemnifying Parties continue to defend the Third-Party Claim in good faith, the Indemnified Parties shall not be entitled to settle or compromise such Third-Party Claim without the written consent (which consent shall not be unreasonably withheld or delayed) of Purchaser (with respect to any Third-Party Claim for which Purchaser is the Indemnifying Party) or the Sellers (with respect to any Third-Party Claim for which the Seller Indemnifying Parties are the Indemnifying Parties); and

(E)              The Indemnifying Parties shall not consent to the entry of any judgment or enter into any settlement or compromise of such Third-Party Claim without the prior written consent of the Indemnified Parties (in the Indemnified Parties’ sole discretion), unless (1) such judgment, settlement or compromise includes an unconditional release from all liability with respect to the claim in favor of the Indemnified Parties, (2) the sole relief provided in connection with such judgment, settlement or compromise is monetary damages that are paid in full by the Indemnifying Parties, (3) such judgment, settlement or compromise does not include or require a finding or admission of any wrongdoing, and (4) such judgment, settlement or compromise does not impose any restriction on the Indemnified Parties or any injunctive or equitable relief against any Indemnified Party.

(ii)          Notwithstanding the foregoing, with respect to any Third-Party Claim for which the Purchaser Indemnified Parties are the Indemnified Parties, the Sellers shall not be entitled to assume the defense of such Third-Party Claim (unless Purchaser agrees otherwise in writing) in the event (any of the following, a “Special Claim”): (A) the Third-Party Claim involves any possibility of criminal liability or any action by any Governmental Authority; (B) the Third-Party Claim involves a customer, client or supplier of Purchaser; (C) the Third-Party Claim seeks injunctive relief, specific performance or other equitable relief; (D) the Third-Party Claim involves any Proceeding with respect to Taxes; (E) Losses sought under such Third-Party Claim (together with Losses sought under any other Claims then pending or in dispute) could reasonably be expected to result in Losses to the Purchaser Indemnified Parties in excess of the amount that the Purchaser Indemnified Parties are entitled to recover from the Seller Indemnifying Parties (taking into account any limitations on the Seller Indemnifying Parties’ indemnification obligations under this Agreement) for such Losses pursuant to this Agreement; or (F) outside legal counsel to the Purchaser Indemnified Parties reasonably determines that the legal counsel chosen by the Seller Indemnifying Parties has a conflict of interest in representing the interests of the Purchaser Indemnified Parties.

(iii)         In the event that the Indemnifying Parties do not assume the defense of a Third-Party Claim in accordance with Section 7.4(c)(i) or are not entitled to assume the defense of a Third-Party Claim because it is a Special Claim described in Section 7.4(c)(ii), then the Indemnified Parties shall have the right to contest, consent to entry of any judgment, settle or compromise through counsel of their own choosing, the Third-Party Claim at the expense of the Indemnifying Parties.

(iv)         The Indemnifying Parties and the Indemnified Parties shall use commercially reasonable efforts to cooperate in connection with the defense of any Third-Party Claim, including by (A) furnishing copies of documents, records or other information reasonably requested by the other party, and (B) providing reasonable access to employees whose assistance, testimony or presence is reasonably necessary to assist in the evaluation and defense of such Third-Party Claim (provided that any such access shall not unreasonably interfere with the business activities of either party).

7.5          Losses.

(a)          Any Losses due to an Indemnified Party pursuant to this Article 7 shall be paid as follows (in each case, subject to the terms and limitations set forth herein):

(i)           with respect to any Losses for which a Purchaser Indemnified Party is entitled to indemnification under Section 7.2(a)(i) (in each case, other than with respect to any Fraud, intentional misrepresentation or willful breach or misconduct, or inaccuracy in or breach of any Fundamental Representations), any and all payments in respect of such Losses shall not exceed the General Representations Cap and shall be paid by the applicable Seller Indemnifying Parties;

(ii)          with respect to any Losses for which a Seller Indemnified Party is entitled to indemnification under Section 7.2(b)(i) (in each case, other than with respect to any Fraud, intentional misrepresentation or willful breach or misconduct), any and all payments in respect of such Losses shall not exceed the General Representations Cap and shall be paid by Purchaser; and

(iii)         with respect to any Losses for which an Indemnified Party is entitled to indemnification under Section 7.2(a)(ii) through 7.2(a)(vi) or Section 7.2(b)(ii), any and all payments in respect of such Losses shall be paid by the applicable Indemnifying Party or Indemnifying Parties.

(b)          Payment of Losses.

(i)           Any Losses owed or payable by the Seller Indemnifying Parties to a Purchaser Indemnified Party shall be paid and discharged by the forfeiture of an amount of Purchaser Common Stock equal in value to the amount of Losses owed within five (5) business days after such amounts are finally determined to be due and payable to a Purchaser Indemnified Party. If the amount of Losses payable to a Purchaser Indemnified Party exceeds the value of the Purchaser Common Stock held by the Members, such Losses shall be further paid in cash by wire transfer of immediately available funds to Purchaser within five (5) business days after such amounts are finally determined to be due and payable to a Purchaser Indemnified Party. Purchaser is hereby authorized and directed to take such actions in order to implement any such forfeiture and/or relinquishment as and when payable hereunder. Any Indemnified Party shall take such actions as are reasonably necessary to effect the foregoing.

(ii)          Any Losses owed or payable by Purchaser to a Seller Indemnified Party shall be paid and discharged, at Purchaser’s sole discretion, by either (A) the delivery of Purchaser Common Stock equal in value to the amount of Losses owed to Purchaser’s transfer agent (for the benefit of the Seller Indemnified Party and issued in such Seller Indemnified Party’s name in book-entry form) within five (5) business days after such amounts are finally determined to be due and payable to the Seller Indemnified Party or (B) in cash by wire transfer of immediately available funds to the Seller Indemnified Party within five (5) business days after such amounts are finally determined to be due and payable to the Seller Indemnified Party. Any Indemnified Party shall take such actions as are reasonably necessary to effect the foregoing.

(iii)         Where any amount has been determined to be payable to an Indemnified Party in respect of a claim, the number of shares of Purchaser Common Stock to be delivered or subject to forfeiture shall equal the quotient of the aggregate value of the claim divided by the value per share (determined based on the 30-day volume-weighted average price of Purchaser Common Stock during the thirty (30) days prior to the date Losses are finally determined to be due and payable).

(iv)         The amount of any Losses payable to an Indemnified Party shall be reduced by the amount of insurance proceeds received by the Indemnified Party in connection with a Claim or Third-Party Claim.

(c)          Treatment of Indemnification Payments. All indemnification payments made pursuant to this Agreement, including, for the avoidance of doubt, by reduction of the Deferred Consideration, shall be treated by Purchaser, the Sellers and their respective Affiliates, to the maximum extent permitted by law, as an adjustment to the Purchase Price for Tax purposes.

7.6          No Circular Recovery. The Sellers hereby waive, and acknowledge and agree that Sellers shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or advancement of expenses or other right or remedy against Purchaser or any other Purchaser Indemnified Party in connection with any indemnification obligation or any other liability to which such Person may become subject under or in connection with this Agreement or any other agreement, document or instrument delivered to Purchaser in connection herewith or therewith.

Article 8

MISCELLANEOUS

8.1          Amendment and Waiver. This Agreement may not be amended, altered or modified except by a written instrument executed by the Sellers and Purchaser. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

8.2          Notices. All notices, demands and other communications to be given or delivered to Purchaser or the Sellers under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered, one (1) Business Day after being sent by reputable overnight courier or when transmitted by e-mail (with transmission confirmed), in each case as appropriate to the addresses indicated below (unless another address is so specified by the applicable party in writing):

If to the Sellers, then to:

WorldConnect Technologies, L.L.C.
[***]

Attention: [***]

Email: [***]

with a copy, which shall not constitute notice, to:

Chaffe McCall, L.L.P

[***]

Attention: [***]

E-mail: [***]

If to Purchaser, then to:

Trump Media & Technology Group Corp.

401 N. Cattlemen Road, Suite 200

Sarasota, FL 34232

Attention: [***]

E-mail: [***]

8.3          Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any rights, benefits or obligations set forth herein may be assigned by any of the parties hereto without the prior written consent of Purchaser and the Sellers and any attempted assignment without such prior written consent shall be void.

8.4          Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

8.5          No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any Person. The words “hereof,” “herein,” “hereby,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph and schedule references are to the articles, sections, paragraphs and schedules of this Agreement unless otherwise specified. The words describing the singular number shall include the plural and vice versa, words denoting any gender shall include any other gender and words denoting natural persons shall include all persons and vice versa. The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import shall be deemed to refer to the date set forth in the preamble to this Agreement. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto. Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Any reference to any particular code section or any other law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified. Whenever this Agreement requires that a document or item be “made available” or “provided” to Purchaser as of or prior to the date hereof, it shall mean that such document or item has been made available to Purchaser and its representatives in the electronic data room maintained in connection with this Agreement at least one (1) day prior to the date of this Agreement.

8.6          Captions. The captions used in this Agreement are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

8.7          No Third-Party Beneficiaries. Except as otherwise expressly set forth in this Agreement, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties hereto and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement, such third parties specifically including employees or creditors of the Sellers.

8.8          Complete Agreement. This Agreement, including the schedules and the exhibits hereto, together with the other documents and instruments referred to herein, constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

8.9          Counterparts. This Agreement may be executed in one or more counterparts, by facsimile, electronic mail (pdf) or original signatures, each of which need not contain the signatures of more than one party, and all of which taken together shall constitute one and the same instrument.

8.10        Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the applicable laws of the State of Florida without giving effect to any choice or conflicts of law provision or rule thereof that would result in the application of the applicable laws of any other jurisdiction other than the applicable laws of the United States of America, where applicable. Any action or proceeding seeking to enforce any provision, or based on any right arising out of, or to interpret any provision of, this Agreement may be brought against any of the parties in the state and federal courts located in Sarasota County, Florida, and each of the parties consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world. In the event of any such litigation regarding or arising from this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party its reasonable expenses, attorneys’ fees and costs incurred therein or in enforcement or collection of any judgment or award rendered therein.

8.11        Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above-written.

PURCHASER:

TRUMP MEDIA & TECHNOLOGY GROUP CORP.

/s/Devin Nunes
Name: Devin Nunes
Title: Chief Executive Officer

Signature Page to Asset Acquisition Agreement

COMPANY:

WORLDCONNECT TECHNOLOGIES, L.L.C.

By:	/s/ [***]

Name:	[***]
Title:	Chief Executive Officer

MEMBERS:

WORLDCONNECT IPTV SOLUTIONS, LLC

By:	/s/ [***]

Name:	[***]
Title:	Chief Executive Officer

JEDTEC, L.L.C.

By:	/s/ [***]

Name:	[***]
Title:	Manager

Signature Page to Asset Acquisition Agreement